Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is made as of February 18, 2011, by and between Hershey Trust Company, a Pennsylvania trust company (“HTC”) and Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Buyer”), with reference to the following background:

A. HTC is engaged in the business of, among other things, providing private wealth management services (the “PWMG Business”), which Buyer desires to acquire from HTC.

B. HTC and Buyer desire to enter into this Agreement providing for (i) the formation of a Pennsylvania bank and trust company with limited bank and trust powers (the “Acquired Company”); (ii) the formation of a Pennsylvania bank holding company (“Seller”), in the form of an inter vivos trust, which will own 100% of the outstanding shares of capital stock of the Acquired Company; (iii) the formation of a Pennsylvania trust company (“PWMG Holdings”), which will be the sole beneficiary of Seller and which will be owned 100% by HTC as trustee for the Milton S. Hershey School Trust; (iv) the subsequent transfer and assignment of the PWMG Business and the Transferred Assets from HTC to the Acquired Company, conditioned upon the satisfaction of the applicable conditions in this Agreement; (v) the assignment by HTC of this Agreement to Seller; and (vi) the purchase by Buyer from Seller of 100% of the outstanding capital stock of the Acquired Company (the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, and subject to the terms and conditions set forth herein, HTC and Buyer hereby agree as follows:

ARTICLE I DEFINITIONS

For purposes of this Agreement:

“Accounts Receivable” has the meaning set forth in Section 3.25.

“Acquired Company” has the meaning set forth in the recitals.

“Acquired Company Employee” has the meaning set forth in Section 6.2(a).

“Action” means any legal proceeding, administrative enforcement proceeding, arbitration proceeding, regulatory proceeding, SEC examination or inquiry, action, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

“Agreement” has the meaning set forth in the preamble.

“Arbitration Firm” has the meaning set forth in Section 2.5(e).

“Asset Ratio” has the meaning set forth in Section 2.5(c).

“Asset Ratio 1” has the meaning set forth in Section 2.5(c)(i).

“Asset Ratio 2” has the meaning set forth in Section 2.5(c)(ii).

“Asset Ratio 3” has the meaning set forth in Section 2.5(c)(iii).

“Asset Statement” has the meaning set forth in Section 2.5(e).

“Assets” means the assets of the client accounts under management by HTC, the Acquired Company or Buyer (as applicable) as of the Initial Date or a Measurement Date (as applicable) minus the assets of any client accounts with respect to which the client has informed HTC in writing or electronically, prior to the date of this Agreement, of its intent to terminate or cancel such account, to the extent the assets underlying such client account have not already been transferred.

“Assets Under Management Measure Date” has the meaning set forth in Section 8.2(e).

“Assigned Contracts” has the meaning set forth in Section 3.10(a).

“Bank Reports” has the meaning set forth in Section 4.7(b).

“Banking Code” means the Pennsylvania Banking Code of 1965, as amended.

“Base Assets” means the Assets under management on the Initial Date.

“Books and Records” has the meaning set forth in Section 6.4.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in Philadelphia, Pennsylvania, are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Documents” has the meaning set forth in Section 4.3.

“Buyer Financial Statements” means the (i) the audited consolidated balance sheets (including related notes and schedules) of Buyer and its Subsidiaries as of December 31, 2009 and 2008 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Buyer and its Subsidiaries for each of the three years ended December 31, 2009, 2008 and 2007, as set forth in Buyer’s annual report for the year ended December 31, 2009, and (ii) the unaudited interim consolidated financial statements of Buyer and its Subsidiaries as of the end of each calendar quarter following December 31, 2009, and for the periods then ended, as filed by Buyer in its Securities Documents.

“Buyer Indemnified Persons” has the meaning set forth in Section 10.2.

“Buyer Stock” has the meaning set forth in Section 4.4.

“Buyer Stock Consideration” has the meaning set forth in Section 2.2(ii).

“Cap” has the meaning set forth in Section 10.5(a).

“Cash Purchase Price” has the meaning set forth in Section 2.2(i).

“Client Accounts” has the meaning set forth in Section 3.6.

“Client Contracts” has the meaning set forth in Section 3.8(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Assets Measurement Date” has the meaning set forth in Section 8.2(e).

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act, as amended.

“Consent” means any consent, approval, authorization, qualification, waiver, or registration required to be obtained from, filed with, or delivered to any Person in connection with, or as a result of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Contracts” means all agreements, contracts, leases, notes, bonds, mortgages, indentures, deeds of trust, licenses, instruments, consensual obligations, arrangements, promises or undertakings (whether written or oral and whether express or implied), each individually, a “Contract.”

“Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, property transfer and similar Taxes.

“Deductible” has the meaning set forth in Section 10.5(a).

“DOB” means the Pennsylvania Department of Banking.

“DOS” means the Pennsylvania Department of State.

“End Date” has the meaning set forth in Section 9.1(b)(ii).

“Environmental Law” shall mean any local, state or federal Law or Order pertaining to human health, natural resources or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Emergency Planning and Community-Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Endangered Species Act (16 U.S.C. § 1531 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), as well as any state law or regulation authorized by, delegated by, similar and/or analogous to the above-referenced statutes, and the regulations promulgated pursuant to said laws, all as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement by and between HTC, Buyer, and the Escrow Agent, to be entered into prior to the Closing.

“Escrow Funds” means the funds held pursuant the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal 2010” means HTC’s last fiscal year, ended December 31, 2010.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Pittsburgh.

“FRB” means the Board of Governors of the Federal Reserve System.

“FINRA” means the Financial Industry Regulatory Authority (formerly the National Association of Securities Dealers).

“GAAP” means generally accepted accounting principles in the United States.

“General Enforceability Exceptions” has the meaning set forth in Section 3.1(a)(ii).

“Governmental Authority” means any government or political subdivision, whether federal, state, local, or foreign, or any agency, department, instrumentality, body or commission of any such government or political subdivision, or any federal, state, local, or foreign court, or self regulatory organization including, without limitation, the FRB, the FDIC, the DOB, the SEC, FINRA and the DOS.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Order or Law.

“Holdback Amount” has the meaning set forth in Section 2.2(iii).

“HTC” has the meaning set forth in the preamble.

“HTC Documents” has the meaning set forth in Section 3.1(a)(ii).

“Indemnified Person” has the meaning set forth in Section 10.6(a).

“Indemnifying Person” has the meaning set forth in Section 10.6(a).

“Interim Payment” has the meaning set forth in Section 2.5(a).

“Initial Date” means the Business Day immediately preceding the date of this Agreement.

“Intellectual Property” means

(a)(i) all technology, ideas, concepts, inventions, patterns, designs, methods, discoveries, Proprietary Information, manufacturing and operating specifications, information, know how, formulae, technical data, customer and supplier information, and processes, and (ii) all databases, computer programs, and software (including, without limitation, all operating systems, interfaces, navigational devices, menu structures and arrangements, icons, forms, scripts, syntax, screen designs, visual expressions, and algorithms related thereto, whether owned or licensed for internal use or to be licensed or sublicensed to the PWMG Business’ customers, all in object and source code); and

(b) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Services” means any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) or (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), and activities related or incidental thereto.

“Investments” means any shares of stock or ownership interests, rights, options, warrants, convertible or exchangeable securities, or debt securities of any Person held in a client account.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

“Knowledge of HTC” means the knowledge of William Christ, President of the PWMG

Business, Mary Louise Porter, General Counsel and Chief Compliance Officer of the PWMG Business, George Sick, Chief Financial Officer of the PWMG Business, Andrew Keefer, the Chief Investment Officer of the PWMG Business, and Lisa L. Piergallini, a Trust Officer of the PWMG Business. For purposes of this definition, “knowledge” shall mean all information that is either within the actual knowledge of the individuals identified or that should have been known to any of such individuals after reasonable inquiry of the other employees of HTC who would reasonably be expected to have information about the matter in question.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, treaty, law, principle of common law, statute, code, ordinance, regulation, guideline, standard or rule of any Governmental Authority in effect on the date of this Agreement.

“Leased Real Property” has the meaning set forth in Section 3.5.

“Legacy Client” means the Milton Hershey School Trust, the MS Hershey Foundation Trust, the Derry Township School Trust, the Hershey Trust Company 401(k) Plan, the MS Hershey Foundation Pension Plan, the Hershey Cemetery Trust, and any client accounts for which permission to transfer such account to the Acquired Company was not received in accordance with Section 5.2 (the “Non-consenting Accounts”).

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, lien, security interest, option, pledge, or other similar encumbrance.

“Lock-up Legend” has the meaning set forth in Section 2.6(b).

“Lock-up Period” has the meaning set forth in Section 2.6(a).

“Loss” means any and all first or third party actions, suits, claims, causes of action demands, debts, liabilities, obligations, losses, damages, fines, penalties, judgments, awards, assessments, or costs and expenses (including, without limitation, costs of investigation and defense and reasonable attorneys’, experts’ and consultants’ fees and expenses).

“Material Adverse Effect” means any change, occurrence, event, development or other effect that (a) is material and adverse to the business, results of operations, financial condition of the Acquired Company, or (b) does or would materially impair the ability of either HTC or the Acquired Company to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: any change, occurrence, event, or development (i)

after the date of this Agreement in general economic, political, financial, banking, credit, or securities market conditions, (ii) affecting banks, bank holding companies, or companies engaged in the investment advisory business generally, (iii) resulting from the announcement of this Agreement and the transactions contemplated hereby, on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (iv) resulting from HTC’s or the Acquired Company’s failure to meet internal or published projections, forecasts, or revenue projections, (v) resulting from changes in laws and regulations affecting banks, bank holding companies, or companies in the investment advisory industry generally, or interpretations thereof by courts or Governmental Authorities, or changes in GAAP or regulatory accounting principles generally applicable to financial institutions, their holding companies, or investment advisers, (vi) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, or (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries.

“Materiality Conditions” has the meaning set forth in Section 10.1(c).

“Measurement Date” has the meaning set forth in Section 2.5(d)(i).

“Measurement Date 1” has the meaning set forth in Section 2.5(d)(i).

“Measurement Date 2” has the meaning set forth in Section 2.5(d)(i).

“Measurement Date 3” has the meaning set forth in Section 2.5(d)(i).

“Notice of Dispute” has the meaning set forth in Section 2.5(f).

“Non-consenting Accounts” has the meaning set forth in the definition of Legacy Client.

“Non-Solicitation Agreements” means the Non-Solicitation/No Piracy and Confidentiality Agreements dated as of February 17, 2011, entered into between HTC and certain Acquired Company Employees at the request of Buyer.

“Objection Deadline Date” has the meaning set forth in Section 2.5(f).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree, or writ of any Governmental Authority.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Partial Termination Event” has the meaning set forth in Section 8.2(e).

“Patriot Act” means the USA PATRIOT Act, as amended.

“Payment Date” has the meaning set forth in Section 2.5(a).

“Payment Date 1” has the meaning set forth in Section 2.5(a).

“Payment Date 2” has the meaning set forth in Section 2.5(a).

“Payment Date 3” has the meaning set forth in Section 2.5(a).

“Payment Factor” has the meaning set forth in Section 2.5(d)(iii).

“Permitted Liens” means (a) Liens for Taxes, assessments, and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed; (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent; or (c) with respect to the Leased Real Property (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way, and any other non-monetary title defects, and (iii) zoning, building, land use, environmental regulations, and other similar restrictions.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust, or other legal entity or Governmental Authority.

“PNC” has the meaning set forth in Section 8.2(g)(vii)(A).

“Pre-Closing Tax Period” has the meaning set forth in Section 11.1(a).

“Proprietary Information” shall mean confidential and/or proprietary information including, without limitation, (a) trade secrets, ideas, processes, procedures, data, listings, copyrights, trademarks, service marks, other works of authorship, know-how, improvements, discoveries, developments, designs, blueprints, drawings, techniques; and (b) information regarding plans for research, development, new products, product design, marketing and selling, business records and plans, budgets, financial information, licenses, prices and costs, suppliers, customers and potential customers.

“Purchase Price” has the meaning set forth in Section 2.2.

“PWMG Business” has the meaning set forth in the recitals.

“PWMG Holdings” has the meaning set forth in the recitals.

“PWMG Holdings Affiliated Group” means the Affiliated Group that includes the Acquired Company and with respect to which PWMG Holdings or its predecessor is the common parent corporation (within the meaning of Section 1504 of the Code). References to the PWMG Holdings Affiliated Group shall include each member of the PWMG Holdings Affiliated Group.

“Real Property Lease” has the meaning set forth in Section 3.5.

“Registration Rights Agreement” has the meaning set forth in Section 2.7.

“Registration Statement” has the meaning set forth in Section 2.7.

“Required Minimum Capital” means the amount of capital required by the Governmental Authorities to be in the Acquired Company at the Closing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means the disclosure schedules delivered by or on behalf of HTC or Buyer, as applicable, prior to or concurrently with the execution and delivery of this Agreement, as such may be updated by notice given pursuant to Section 5.3.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.7(a).

“Section 338(h)(10) Election” has the meaning set forth in Section 11.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Exchange Act, the Securities Act, the Investment Advisers Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the recitals.

“Seller Documents” has the meaning set forth in Section 3.1(c)(ii).

“Seller Indemnified Persons” has the meaning set forth in Section 10.3.

“Selling Consolidated Group” means the selling consolidated group or, selling affiliate, as those terms are defined in Treasury Regulation Section 1.338(h)(10)-1(b), or other appropriate Affiliate of Seller and the Acquired Company that is eligible to join in the making of an election under Section 338(h)(10) of the Code in connection with the transfer of the stock of the Acquired Company to Buyer.

“Shares” has the meaning set forth in the recitals.

“Share Price” has the meaning set forth in Section 2.2(ii).

“Straddle Period” has the meaning set forth in Section 11.1(c).

“Storage Facility” means the off-site storage facility operated by Higher Information Group used by HTC to store certain historical client account information.

“Subsidiary” means a corporation, limited liability company, partnership, trust, joint venture, or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“SunGard” means SunGard Business Systems LLC.

“SunGard Agreement” means that certain Application Services Provider (ASP) Services Agreement, dated as of February 24, 2010, by and between SunGard and HTC, with all exhibits, attachments, amendments and supplements thereto.

“SunGard Termination Date” has the meaning set forth in Section 7.4.

“Tangible Personal Property” means all furniture, office equipment, computer hardware, data processing equipment and other equipment, and all other tangible personal property of every kind, owned by HTC and used in connection with the PWMG Business, and all related warranties and similar rights, except for the table and chairs in the board room of, and all original photographs displayed in, the Leased Real Property.

“Target Amount” has the meaning set forth in Section 2.5(b).

“Tax” or “Taxes” means (a) any and all taxes of any kind imposed by any Governmental Authority, including, any and all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, and including, without limitation, any federal, state, local or foreign net or gross income, earnings, windfall or other profits, gross receipts, levies, franchise, capital stock, net worth, sales, use, value added, ad valorem, profits, occupancy, general property, real property, personal property, intangible property, transfer, stamp, premium, custom, duty, fuel, excise, license, lease, service, service use, recapture, parking, employment, occupation, severance, payroll, withholding, unemployment compensation, social security, retirement or other tax, fiscal levy or charge of any nature (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto, whether or not disputed; (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of having been a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

“Tax Claim” has the meaning set forth in Section 11.4(a).

“Tax Returns” means any and all returns, reports and forms, (including, without limitation, statements, elections, declarations, estimates, notices, notifications, certificates amendments, schedules, information returns or other documents or attachments incident thereto) filed or required to be filed with a Governmental Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration, enforcement, interpretation, or imposition of any Tax.

“Third Party” means a Person that is not Seller or the Acquired Company or a party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving an Action.

“Trading Day” means any day on which shares of the Buyer Stock are purchased and sold on the Nasdaq Stock Market.

“Transferred Assets” means all of the assets owned by HTC that will be transferred, conveyed or assigned to the Acquired Company on or prior to the Closing, listed on Schedule 1.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Trust Business” means the trusts, executorships, administrations, guardianships, conservatorships, and other representative capacities at HTC or the Acquired Company’s banking and trust offices, as applicable.

“Trust Rite” means the computer software licensed by the Northern Trust Company to HTC to provide access to certain historical client account information.

“Unregistered Securities Legend” has the meaning set forth in Section 2.6(b).

“Unresolved Disputes” has the meaning set forth in Section 2.5(f).

ARTICLE II SALE AND PURCHASE; CLOSING

2.1 Sale and Purchase of Shares. At the Closing, Buyer shall purchase the Shares from Seller and Seller shall sell and transfer the Shares to Buyer, free and clear of all Liens other than Permitted Liens.

2.2 Amount and Payment of Purchase Price. The purchase price for the Shares (the “Purchase Price”) is the sum of (w) $14,400,000, plus (x) the Required Minimum Capital, plus (y) all or a portion of the Holdback Amount paid in accordance with Section 2.5, plus (z) $250,000 as consideration for the Tangible Personal Property. At the Closing, Buyer shall:

(i) pay to Seller $8,150,000 (the “Cash Purchase Price”) plus the Required Minimum Capital via wire transfer of immediately available funds to an account designated by HTC prior to the Closing;

(ii) deliver to Seller, free and clear of all Liens, the number of shares of Buyer Stock (the “Buyer Stock Consideration”) equal to 6,500,000 divided by the average closing price of the Buyer Stock on the Nasdaq Stock Market during the 20 Trading Days immediately preceding the Business Day immediately preceding the Closing Date (the “Share Price”); and

(iii) deposit $3,600,000 (the “Holdback Amount”) with the Escrow Agent via wire transfer of immediately available funds, to be paid to Seller pursuant to Section 2.5 of this Agreement and in accordance with the terms of the Escrow Agreement.

2.3 Closing. Subject to Article IX, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 on May 31, 2011, or at such other date and time as HTC and Buyer may otherwise agree if on or prior to that date all conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived. The Closing will be deemed to be effective as of the close of business on the Closing Date for tax and accounting purposes.

2.4 Closing Obligations. At or prior to the Closing:

(a) HTC, Seller and the Acquired Company shall have performed all obligations required to be performed, and delivered or caused to be delivered to Buyer all items required to be delivered, by Section 8.2.

(b) Buyer shall have performed all obligations required to be performed by Section 8.1, and delivered or caused to be delivered to Seller:

(i) the Cash Purchase Price and Required Minimum Capital, paid in accordance with Section 2.2;

(ii) stock certificates representing the Buyer Stock Consideration, calculated in accordance with Section 2.2; and

(iii) all items required to be delivered by Section 8.1.

(c) Buyer shall deliver or cause to be delivered to the Escrow Agent the Holdback Amount, in accordance with Section 2.2.

2.5 Release of Holdback Amount.

(a) Payment Dates. All or a portion of the Holdback Amount shall be paid by Buyer to Seller in installments (each an “Interim Payment”) via wire transfer by the Escrow Agent of immediately available funds taken from the Escrow Funds to an account designated by or on behalf of Seller within ten Business Days after the 6-month, 12-month, and 18-month anniversary of the Initial Date (“Payment Date 1,” “Payment Date 2,” and “Payment Date 3,” respectively, each a “Payment Date”), subject to a dispute of the Asset Statement in accordance with Section 2.5(f). For illustrative purposes, a sample calculation is set forth on Exhibit A. Notwithstanding the foregoing, in the event that any Payment Date would occur prior to the Closing Date, such Interim Payment shall not occur until the Closing Date and shall be paid directly to Seller in addition to the Cash Purchase Price (unless Seller is not due a payment pursuant to Section 2.5(d)(ii), in which case Seller shall not be entitled to any payment) and the Holdback Amount payable on the Closing Date shall be reduced by the amount of the Target Amount.

(b) Target Amount. The target amount of each Interim Payment shall be $1,200,000 (the “Target Amount”). In no case shall an Interim Payment be less than zero.

(c) Asset Ratios. The Assets on each Measurement Date shall be compared to the Base Assets as provided in this Section 2.5(c). The retention of Assets (the “Asset Ratio”) shall be expressed as a percentage and calculated, for the purposes of this Section 2.5, as follows:

(i) “Asset Ratio 1” shall be equal to (A) the Assets at Measurement Date 1 divided by (B) the Base Assets;

(ii) “Asset Ratio 2” shall be equal to (A) the Assets at Measurement Date 2 divided by (B) the Base Assets; and

(iii) “Asset Ratio 3” shall be equal to (A) the Assets at Measurement Date 3 divided by (B) the Base Assets.

(d) Calculation of Payment Amounts.

(i) Full Amount. If the applicable Asset Ratio on the last Business Day of the month in which the 6-month, 12-month, or 18-month anniversary of the Initial Date, as applicable, fall (“Measurement Date 1,” “Measurement Date 2,” and “Measurement Date 3,” respectively, and each a “Measurement Date”), is greater than or equal to 90%, Buyer shall pay to Seller 100% of the applicable Target Amount.

(ii) No Payment. If the applicable Asset Ratio on the respective Measurement Date is equal to or less than 70%, Buyer shall not be obligated to make any payment to Seller from the Holdback Amount for that interim period.

(iii) Partial Payment. For the purposes of calculating a partial payment to be paid pursuant to this Section 2.5(d)(iii), the “Payment Factor” shall be expressed as a percentage equal to (y) the difference between (I) 90% minus (II) the applicable Asset Ratio divided by (z) 20%.

(1) Interim Payment 1. If Asset Ratio 1 on Measurement Date 1 is greater than 70% but less than 90%, Buyer shall pay to Seller an amount equal to (y) Target Amount 1 multiplied by (z) 1.0 minus the relevant Payment Factor.

(2) Interim Payment 2. If Asset Ratio 2 on Measurement Date 2 is greater than 70% but less than 90%, Buyer shall pay to Seller an amount equal to (y) Target Amount 2 multiplied by (z) 1.0 minus the product of (I) the relevant Payment Factor multiplied by (II) 66.67%.

(3) Interim Payment 3. If Asset Ratio 3 on Measurement Date 3 is greater than 70% but less than 90%, Buyer shall pay to HTC an amount equal to (y) Target Amount 3 multiplied by (z) 1.0 minus the product of (I) the relevant Payment Factor multiplied by (II) 33.33%.

(e) Calculation of Assets. Within ten Business Days after each of Measurement Date 1, Measurement Date 2, and Measurement Date 3, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement setting forth the amount of Assets on the relevant Measurement Date and a calculation of any Interim Payment due, together with a reasonable itemization and reasonable supporting documentation (the “Asset Statement”). The Asset Statement shall be calculated using the numbers provided by SunGard as of the applicable date.

(f) Dispute. No later than six Business Days following receipt by Seller of the Asset Statement (the “Objection Deadline Date”), Seller shall deliver written notice to Buyer of any dispute Seller has with respect to the preparation or content of the statement (the “Notice of Dispute”). If Seller does not deliver to Buyer the Notice of Dispute by the Objection Deadline Date, the Asset Statement will be final, conclusive, and binding on the parties to this Agreement and Buyer and Seller shall promptly prepare and deliver to Escrow Agent a joint written instruction instructing the Escrow Agent to pay Seller the Interim Payment from the Escrow Funds. Seller and Buyer shall negotiate in good faith to resolve the matters specifically identified in the Notice of Dispute. If Seller and Buyer, notwithstanding such good faith effort, fail to resolve such disputed matters within 15 days after Seller delivers the Notice of Dispute to Buyer, then Seller and Buyer shall jointly engage a mutually agreed financial services firm (the “Arbitration Firm”) to resolve such remaining items (the “Unresolved Disputes”). As promptly as practicable thereafter, Seller and Buyer shall each prepare and submit a presentation to the Arbitration Firm with respect to the Unresolved Disputes. The Arbitration Firm shall be instructed to resolve the Unresolved Disputes and make a final determination of the Assets and any Interim Payment due, based upon the resolution of the Unresolved Disputes, and not to otherwise investigate such matters independently. The Arbitration Firm shall be instructed (i) not to make any determination for an amount outside the range of the amounts disputed by Seller and Buyer, and (ii) to make a final determination within 30 days from the date on which the Unresolved Disputes were submitted to the Arbitration Firm. The final determination by the Arbitration Firm shall be final, conclusive, and binding, and Buyer and Seller shall deliver a joint written instruction to the Escrow Agent setting forth the settlement and instructing the Escrow Agent to pay Seller from the Escrow Funds in accordance with such final determination. The fees and disbursements of the Arbitration Firm shall be allocated between Seller and Buyer in the same proportion as the ratio of the aggregate amount of the Unresolved Disputes so submitted to the Arbitration Firm that are unsuccessfully disputed by each such party (as finally determined by the Arbitration Firm) to the aggregate amount of Unresolved Disputes submitted.

(g) Access. Seller and Buyer shall cooperate with each other and any Arbitration Firm in connection with the matters contemplated by this Section 2.5, including by furnishing such information and access to books, records (including accountants’ and financial firms’ workpapers), personnel, and properties as may be reasonably requested.

2.6 Lock-up of Buyer Stock Consideration.

(a) For a six-month period following the Closing Date (the “Lock-up Period”), Seller shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of any of the Buyer Stock Consideration.

(b) HTC acknowledges and agrees that the certificates representing the Buyer Stock Consideration shall bear the following restrictive legends and the appropriate “stop-transfer” instructions shall be given to Buyer’s stock transfer agent:

The “Lock-Up Legend”:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TRANSFER RESTRICTIONS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SECTION 2.6 OF A CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF FEBRUARY 18, 2011, AS AMENDED FROM TIME TO TIME, BETWEEN BRYN MAWR BANK CORPORATION AND HERSHEY TRUST COMPANY (THE “STOCK PURCHASE AGREEMENT”). COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE TO THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY. ANY TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS VOID UNLESS THE TRANSFER IS MADE IN ACCORDANCE WITH THE TERMS OF THE STOCK PURCHASE AGREEMENT.

The “Unregistered Securities Legend”:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

(c) As soon as possible after the expiration of the Lock-up Period and in any event no later than five Business Days after the expiration of the Lock up Period, Buyer shall remove or cause to be removed the Lock-up Legend set forth above and shall issue to Seller certificates representing the shares of the Buyer Stock Consideration without such legend subject to applicable federal and state securities laws.

(d) As soon as possible after the expiration of the Lock-up Period, and in any event no later than five Business Days after a registration statement registering the Buyer Stock Consideration for resale under the Securities Act has been declared effective, Buyer shall remove or cause to be removed the Unregistered Securities Legend set forth above and shall issue to Seller certificates representing the shares of the Buyer Stock Consideration without such legend subject to applicable federal and state securities laws.

2.7 Demand Registration Rights. Buyer and HTC agree that as soon as practicable after the date of this Agreement, Buyer and HTC shall enter into a separate Registration Rights Agreement (the “Registration Rights Agreement”) which will provide that Seller can demand that Buyer prepare and file with the SEC a resale registration statement (the “Registration Statement”) on Form S-3 (or any successor or other appropriate form) covering the Buyer Stock Consideration. Buyer shall take all action reasonably within its power and authority to qualify to use Form S-3 or successor or other appropriate form for the registration of the resale of the Buyer Stock Consideration and shall use its reasonable best efforts to file the Form S-3 within 30 days after the demand and to have the registration statement declared effective by the SEC prior to or as of the expiration of the Lock-up Period. The Registration Rights Agreement shall include provisions consistent with those set forth in Section 2.6 and this Section 2.7 and shall also contain customary representations and warranties and provisions regarding indemnification and contribution.

2.8 Post-Closing Adjustment. If HTC, Seller or an Affiliate of HTC receives or collects any funds or fees relating to services rendered by Buyer, the Acquired Company or any Affiliate of Buyer to any Client Account after the Closing, then HTC, Seller, or such Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. If Buyer, the Acquired Company or any Affiliate of Buyer receives or collects any funds or fees relating to (i) services rendered by HTC, Seller, the Acquired Company or any Affiliate of HTC to any Client Account prior to the Closing, or (ii) services rendered by HTC, Seller or an Affiliate of HTC to any Legacy Client after the Closing, then Buyer, the Acquired Company, or such Affiliate shall remit such funds to HTC within five Business Days after its receipt thereof.

ARTICLE III REPRESENTATIONS AND

WARRANTIES OF HTC

Except as set forth on the applicable Schedules, HTC hereby represents and warrants to Buyer as follows:

3.1 Organization and Standing; Authority.

(a)	HTC.

(i) HTC is a trust company duly organized, validly existing, and currently subsisting under the laws of the Commonwealth of Pennsylvania, with full power and authority to conduct its business as it is being conducted, to own or use its assets, to execute and deliver this Agreement, and to perform all its obligations under this Agreement and the documents contemplated by this Agreement to be delivered and executed by HTC. Except as set forth on Schedule 3.1(a)(i), HTC is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified or to be in good standing would not materially adversely affect the ability of HTC to conduct its business or consummate the transactions contemplated by this Agreement.

(ii) This Agreement has been duly and validly executed and delivered by HTC and constitutes the legal, valid, and binding obligation of HTC, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and the availability of equitable remedies, regardless of whether enforceability is considered in a proceeding at law or in equity (collectively, the “General Enforceability Exceptions”). Upon the execution and delivery of each other agreement to be executed and delivered by HTC at or prior to the Closing (collectively, the “HTC Documents”), each of the HTC Documents will constitute the legal, valid and binding obligation of HTC, enforceable against it in accordance with its terms subject to applicable General Enforceability Exceptions.

(b) The Acquired Company. On the Closing Date, the Acquired Company will be a bank and trust company duly organized, validly existing, and currently subsisting under the laws of the Commonwealth of Pennsylvania, with full power and authority to conduct its business as it is contemplated to be conducted and to own or use its assets. On the Closing Date, the Acquired Company will not be duly qualified to do business as a foreign entity or in good standing as a foreign entity under the laws of any jurisdiction.

(c) Seller.

(i) On the Closing Date, Seller will be the sole shareholder of record of HTC, and will be a trust duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, with full power and authority to conduct its business as it is contemplated to be conducted and to own or use its assets. On the Closing Date, Seller will not be duly qualified to do business as a foreign entity or in good standing as a foreign entity under the laws of any jurisdiction.

(ii) When assigned to Seller by HTC, this Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable General Enforceability Exceptions, and upon the execution and delivery of each other agreement to be executed and delivered by Seller at or prior to the Closing (collectively, the “Seller Documents”), each of the Seller Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms subject to applicable General Enforceability Exceptions.

3.2 Capitalization.

(a) On the Closing Date, the authorized capital stock of the Acquired Company will consist of 10,000 shares of common stock, par value $1.00 per share or such greater amounts as necessary to comply with applicable Laws, and all of the Shares will be duly and validly authorized, issued, outstanding, fully paid, and non-assessable. On the Closing Date, Seller will be the owner of record of all of the Shares, free and clear of all Liens other than Permitted Liens or restrictions of any kind, including, without limitation, any restriction on the right to transfer the Shares to Buyer pursuant to this Agreement. The assignments, endorsements, stock powers, or other instruments of transfer to be delivered by Seller to Buyer at the Closing will be sufficient to transfer the entire interest in the Shares of record and beneficially. Upon transfer to Buyer of the certificates representing the Shares, Buyer will receive good title to the Shares, free and clear of all Liens other than Permitted Liens. Except for the Shares, on the Closing Date, there will be no other equity securities of the Acquired Company outstanding and there are no profit interests in the Acquired Company outstanding. On the Closing Date, there will be no: (a) outstanding securities convertible or exchangeable into shares of the Acquired Company; (b) options, warrants, calls, subscriptions, powers of attorney or other rights, agreements, undertakings or commitments obligating the Acquired Company to issue, transfer, sell, exchange or purchase any shares; or (c) voting trusts or other agreements or understandings to which the Acquired Company is a party or by which the Acquired Company is bound with respect to the voting, transfer, or other disposition of its shares. Neither HTC nor Seller is a party to any agreement with respect to any of the foregoing. None of the Shares has been issued in violation of any preemptive rights of any security holder of HTC, Seller, or the Acquired Company, or in violation of the Securities Act, applicable state securities laws or other requirements of law.

(b) To the Knowledge of HTC, as of the Closing Date, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) will become a beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of the Buyer Stock as a result of the transactions contemplated by this Agreement.

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by HTC, the consummation by HTC and Seller of the transactions contemplated hereby, and the compliance by HTC and Seller with any of the terms or provisions of this Agreement, will not, directly or indirectly (with or without notice or lapse of time): (i) conflict with or result in a breach of (A) any provisions of the articles of incorporation or the bylaws of HTC or the Acquired Company or the deed of trust of Seller, or (B) any resolution adopted by any of the security holders, directors or trustees of HTC, Seller, or the Acquired Company; (ii) constitute or result in the breach of any term, condition, or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, any Assigned Contract that is material to the operation of the PWMG Business; (iii) result in the creation or imposition of a Lien upon or with respect to any of the assets of the Acquired Company; (iv) violate any Order or Law or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Order or Law applicable to HTC, Seller, the Acquired Company or any of the Transferred Assets that would, in any such event, adversely affect the ability of HTC or Seller to consummate the transactions contemplated by this Agreement or the right to receive dividends or other distributions on any of its shares; or (v) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by HTC, Seller, or the Acquired Company or that otherwise relates to the Acquired Company or the Transferred Assets.

(b) No Consents are required to be obtained from a Person for the consummation by HTC or Seller of the transactions contemplated by this Agreement that, if not obtained, would have a Material Adverse Effect on HTC, Seller, or the Acquired Company except (i) as set forth on Schedule 3.3(b); (ii) arising from transitioning certain services from HTC to the Acquired Company or Buyer in accordance with Section 7.3(c); (iii) from a Governmental Authority; or (iv) from a client of the PWMG Business.

3.4 Liabilities. On the Closing Date, before the employment by the Acquired Company of any of the Acquired Company Employees, the Acquired Company will not have any Liabilities or obligations except for those relating to: (a) Assets under management; (b) the Client Accounts; (c) the Client Contracts; (d) the Assigned Contracts; (e) the Transferred Assets; and (f) the Real Property Lease.

3.5 Real Property. As of the Closing Date, the Acquired Company will not, except in its capacity as trustee for certain client accounts, own any real property, and will not be subject to any oral or written leases, licenses, permits, certificates, authorizations, contracts or agreements relating to any real property, any security deposits paid thereunder, any rental concessions or abatements, any renewal or cancellation rights, or terms of any of the foregoing, except for the lease of the real property located at One West Chocolate Avenue, Village of Hershey, Derry Township, Dauphin County, Pennsylvania (the “Leased Real Property”) pursuant to that certain Lease Agreement, dated as of July 2, 2010, by and between HTC, as trustee for the Milton Hershey School, and HTC (the “Real Property Lease”), that will be assigned to the Acquired Company on or prior to the Closing, a true and complete copy of which has been delivered to Buyer. The Real Property Lease (a) is valid and enforceable, and has been duly authorized and executed by HTC; (b) will, as of the Closing, have been duly and validly assigned to the Acquired Company such that the Acquired Company, or any successor or assign thereof, shall be a valid lessee with a leasehold interest in, and the right to quiet enjoyment of, the Leased Real Property for the full term of the Real Property Lease; and (c) will be in full force and effect on the Closing Date. Neither party to the Real Property Lease is currently in default under such lease, and there has not occurred any event that, with notice or the passage of time, or both, would constitute a default. On the Closing Date, the Acquired Company will not be in default under the Real Property Lease, nor will any event have occurred that, with notice or the passage of time, or both, would give rise to a default.

3.6 Assets Under Management. All client accounts of HTC as of January 31, 2011 for which the clients owning such accounts have not expressed to HTC an intention to terminate or reduce their investment relationship with HTC are identified on the schedule of accounts dated January 31, 2011 and delivered electronically to Buyer on the date hereof. HTC may update that list to reflect additional client accounts opened after the date of this Agreement or accounts with respect to which HTC has received a notice of termination (the client accounts that HTC will assign pursuant to Section 5.2 are referred to as the “Client Accounts”). The list sets forth the name of the client, the amount of assets under management, fees paid by each client during the year ended January 31, 2011, and the country, if other than the United States, of which the client is a citizen.

3.7 Compliance with Laws.

(a) Except as provided on Schedule 3.7, to the Knowledge of HTC, HTC is, and as of the Closing Date, Seller and the Acquired Company will be, in compliance with all Laws and Orders applicable to the PWMG Business, the Transferred Assets, and the Leased Real Property, including, without limitation, the banking laws and regulations of the Commonwealth of Pennsylvania, the Advisers Act, ERISA, the Exchange Act, and the Securities Act, and the regulations promulgated under each of them, the rules and regulations of self-regulatory organizations including, without limitation, FINRA, and all other foreign, federal, or state securities and banking laws and regulations applicable to the PWMG Business, the Transferred Assets or the Leased Real Property, and no notice has been received to the contrary. There is no legal requirement for HTC to have been registered as an investment adviser under the Advisers Act or as a broker dealer under the Exchange Act in order to operate the PWMG Business as it has been conducted.

(b) HTC has, and as of the Closing Date, Seller and the Acquired Company will have, all Governmental Authorizations that are necessary or required in order to conduct the PWMG Business as presently conducted.

(c) All Governmental Authorizations with respect to the PWMG Business, the Transferred Assets and the Leased Real Property are in full force and effect, no violations are or have been recorded in respect of any such Governmental Authorization and, except as provided on Schedule 3.7, no Action is pending or, to the Knowledge of HTC, threatened (whether orally or in writing) to enforce, revoke, terminate or limit any such Governmental Authorization. All such Governmental Authorizations shall survive a change in ownership of the Acquired Company, the PWMG Business and the Transferred Assets without the Consent of any Person and shall remain in full force and effect immediately following the Closing.

3.8 Business; Registrations.

(a) True, correct, and complete copies of all investment advisory agreements, fiduciary, and other services agreements pertaining to each of the Client Accounts existing as of the date of this Agreement (the “Client Contracts”) have been made available to Buyer and are (and shall be, as of the Closing Date) in full force and effect.

(b) True, correct, and complete copies of all current investment policies and restrictions pertaining to each of the Client Accounts have been made available to Buyer. Each of the Investments owned by any of the Client Accounts has, to the Knowledge of HTC, materially (i) been made in accordance with the investment policies and restrictions of the Client Account holding the Investment in effect at the time the investment was made, and (ii) been held in accordance with such investment policies and restrictions, to the extent applicable and in effect at the time during which the Client Account held such Investment.

3.9 Trust Business; Administration of Fiduciary Accounts. HTC, until the assignment of the Trust Business to the Acquired Company and, at that time, the Acquired Company (a) has been duly appointed to all fiduciary or representative capacities it holds with respect to the Trust Business and all such appointments are currently in effect; and (b) has all Governmental Authorizations necessary for the conduct of its Trust Business. To the Knowledge of HTC, except as set forth on Schedule 3.9, HTC has properly administered all Client Accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the Knowledge of HTC, none of HTC, its directors or the officers or employees of the PWMG Business has committed any breach of trust with respect to any such Client Account or the records for each such Client Account.

3.10 Contracts.

(a) Set forth on Schedule 3.10(a) is a list of all Contracts, together with all amendments, waivers, modifications and supplements thereto, which will be assigned (except as noted on Schedule 3.10(a)) to the Acquired Company at or prior to the Closing (Contracts other than the Client Contracts and the Real Property Lease, the “Assigned Contracts”).

(b) True and correct copies of each of the Assigned Contracts (except as noted on Schedule 3.10(a)) have been made available to Buyer, and as of the date of this Agreement, each of the Assigned Contracts is in full force and effect, constituting a legal, valid, and binding agreement of HTC, and there is no default or breach by HTC or, to the Knowledge of HTC, any other party, or any condition or basis for a claim of default or breach which, with notice or the passage of time, or both, would constitute a default thereunder. Except as set forth on Schedule 3.3(b), all rights of HTC under the Assigned Contracts otherwise extending beyond the Closing shall be unaffected by the consummation of the transactions contemplated hereby, shall remain valid and effective in accordance with their respective terms, and shall not require the consent or approval of any Person, nor shall such consummation constitute a condition or basis for any claim of a default by any party thereto or event which, with notice or the passage of time, or both, would constitute or give rise to a default, or a right of any party other than Buyer to assert or enforce any remedy or any right to terminate or accelerate the termination or any obligation under, or seek any payment with respect to, such Assigned Contract, and the Acquired Company shall be entitled to all rights and remedies thereunder to which HTC is entitled prior to giving effect to the Closing. No party has threatened and, to the Knowledge of HTC, no party to any Assigned Contract intends, to terminate, change the terms of, or fail to renew its Assigned Contract prior to or following the Closing.

3.11 Financial Information. The financial information relating to the PWMG Business that has been made available to Buyer and its representatives is complete and correct and represents actual, bona fide transactions.

3.12 Sufficiency of Transferred Assets. As of the Closing, the only assets of the Acquired Company will be the Transferred Assets, which will include all Tangible Personal Property. Except as set forth on Schedule 3.12, as of the date hereof and as of the Closing Date, the Tangible Personal Property constitutes and will constitute all of the tangible assets necessary to operate the PWMG Business in the manner presently operated.

3.13 Title To Assets; Liens. As of the date of this Agreement, HTC owns good and marketable title to all of the Transferred Assets free and clear of Liens, other than Permitted Liens, and at the time of the Closing, the Acquired Company shall own good and marketable title to all of the Transferred Assets free and clear of Liens, other than Permitted Liens.

3.14 Condition of Tangible Personal Property. Each item of Tangible Personal Property is (or will be before the Closing Date), to the Knowledge of HTC, in good repair and good operating condition, ordinary wear and tear excepted, suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No such Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in the PWMG Business is in the possession of HTC as of the date of this Agreement, and will be in the possession of the Acquired Company as of the Closing Date.

3.15 Powers of Attorney. There are no powers of attorney executed on behalf of HTC that remain presently in effect and usable in connection with the PWMG Business.

3.16 Actions and Judgments. Except as set forth on Schedule 3.16, no (a) Action involving or related to the PWMG Business, the Transferred Assets, or any employees of the PWMG Business relating to their current employment is currently pending; (b) Judgment involving or related to the PWMG Business, the Transferred Assets, or any employees of the PWMG Business relating to their current employment is currently outstanding; and (c) breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, or other claim of any nature or related to the PWMG Business has been asserted or, to the Knowledge of HTC, threatened against the PWMG Business, the Transferred Assets, or any employees of the PWMG Business relating to their current employment at any time since January 1, 2006, which could, to the Knowledge of HTC, adversely affect the ability of HTC, Seller, or the Acquired Company to perform the transactions contemplated by this Agreement, or could adversely affect Buyer’s ability after the Closing to operate the PWMG Business as currently conducted or proposed to be conducted.

3.17 Intellectual Property. At the Closing, except as set forth on Schedule 3.17, the Acquired Company Employees will have access to Intellectual Property sufficient to permit the operation of the PWMG Business, and the Acquired Company will own or have the right to access all historical account information related to the Client Accounts which is, and will at the Closing be, located at the Leased Real Property or the Storage Facility, or accessible through Trust Rite.

3.18 Registration Obligations. On the Closing Date, neither Seller nor the Acquired Company will be under any obligation, contingent or otherwise, by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

3.19 Employees and Employee Benefits.

(a) A statement dated as of the date hereof that contains a complete and accurate list of the following information for each employee or independent contractor of the PWMG Business, including each employee on leave of absence or layoff status and delivered electronically to Buyer on the date hereof: name; job title; employment classification (i.e., exempt or non-exempt); current compensation paid or payable. No such employee has a written employment agreement other than a severance and retention agreement and a non-solicitation/no piracy and confidentiality agreement.

(b) To the Knowledge of HTC, each officer, director, employee and independent contractor of the PWMG Business has obtained and holds all Governmental Authorizations required in order for such individual to lawfully provide the services to the PWMG Business required of his or her position. No employee is currently bound by a non-competition covenant with a third party restricting such employee from providing any investment advisory services in general or with regard to any client or potential client of the PWMG Business.

(c) To the Knowledge of HTC, no employee is unauthorized to work in the United States.

(d) Upon termination of the employment of any of the employees, Buyer will not by reason of anything done or promised by HTC prior to the Closing Date be liable to any of the employees of the PWMG Business for severance and retention pay or any other payments, except for any amounts owing under the Non-Solicitation Agreements.

(e) To the Knowledge of HTC, no employee has been the subject of any governmental proceeding, investigation or inquiry involving the SEC or any other Governmental Authority having jurisdiction over the business activities of any employee of HTC and, during the past five years, no employee has been indicted on or convicted of any felony. No employee has been the subject of any order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining any employee from, or otherwise limiting, the following activities: (i) acting as an investment adviser, underwriter, broker or dealer in securities, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of securities laws. For purposes of this Section 3.19, the term “employee” shall mean all officers, portfolio managers and other employees of HTC who work with the PWMG Business.

(f) As of the date hereof, HTC does not, and as of the Closing Date, the Acquired Company will not, have any liability under Section 412 or Section 4971 of the Code or Title IV of ERISA.

3.20 Labor Matters. There are no labor or collective bargaining agreements to which HTC is a party. There is no union organizing effort pending or threatened against HTC. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against HTC with respect to the PWMG Business. There is no unfair labor practice or labor arbitration proceeding pending or to the Knowledge of HTC, threatened against HTC with respect to the PWMG Business (other than routine employee grievances that are not related to union employees). With respect to the PWMG Business, HTC is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. HTC represents that it has not made any commitments to others inconsistent with or in derogation of any of the foregoing. Except as disclosed on Schedule 3.20, there are no pending or threatened claims or suits against HTC under any labor or employment law or brought or made by a current or former employee or applicant of the PWMG Business.

3.21 Investment Advisor. As of the date of this Agreement, HTC is not required to and has not registered as an investment adviser under the Advisers Act or pursuant to any state Law, and as of the Closing Date, neither Seller nor the Acquired Company will be required to register as an investment adviser under the Advisers Act, or pursuant to any state Law.

3.22 Brokers. Except as disclosed on Schedule 3.22, no broker, finder, or similar agent has been employed by or on behalf of HTC and no Person with which HTC has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee, agent’s commissions or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.23 Absence Of Certain Changes And Events. Except as set forth on Schedule 3.23, since December 31, 2009, HTC has conducted the PWMG Business only in the Ordinary Course of Business and there has not been, other than in the Ordinary Course of Business, any:

(a) payment or increase by HTC of any bonuses, salaries or other compensation to any officer or employee of the PWMG Business or entry into any employment, severance or similar Contract with any officer or employee of the PWMG Business;

(b) damage to any Transferred Asset, whether or not covered by insurance;

(c) sale, lease or other disposition of any property used in connection with the PWMG Business (including the Intellectual Property) or the creation of any Lien on any Transferred Asset; or

(d) entry into a Contract by HTC to do any of the foregoing.

3.24 No Material Adverse Effect. Except as set forth on Schedule 3.24, since December 31, 2009, there has not been any Material Adverse Effect on the PWMG Business, and to the Knowledge of HTC, no event has occurred or circumstance exists that may result in such a Material Adverse Effect on the PWMG Business.

3.25 Accounts Receivable. Schedule 3.25 contains a complete and accurate list of all accounts receivable and notes receivable of, or amounts owing or payable to, HTC in connection with the PWMG Business as of the date hereof (“Accounts Receivable”), which list sets forth the aging of each such Account Receivable. All such Accounts Receivable (including those arising after the date hereof through and including the Closing Date) arose or will arise from services performed in the Ordinary Course of Business, and, except as set forth on Schedule 3.25, will be collectible in full within 90 days of issuance (and not subject to any setoff or counterclaim).

3.26 Environmental. To the Knowledge of HTC, there has been no violation or Liability with respect to an Environmental Law in connection with the Leased Real Property.

3.27 Tax.

(a) All Tax Returns required to have been filed by the Acquired Company and the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) have been timely filed (taking into account applicable extensions of time to file), and all such Tax Returns were complete and correct in all material respects. All Taxes due and owing by the Acquired Company and the PWMG Holdings Affiliated Group (for each taxable period during which during the Acquired Company was a member of the PWMG Holdings Affiliated Group), whether or not shown on any Tax Return, have been paid. Neither the Acquired Company nor any member of the PWMG Holdings Affiliated Group is the beneficiary of an extension of time within which to file any Tax Return.

(b) No deficiency for Taxes has been claimed, raised, proposed, asserted or assessed in writing by any Governmental Authority against the Acquired Company or the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) which remains unpaid or unresolved. There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of the Acquired Company or the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group), and neither the Acquired Company, HTC, Seller nor any of their Affiliates has received any notice nor has any reason to believe that any such audit, examination or other administrative or judicial proceeding is contemplated or threatened. No claim has ever been made by a Governmental Authority in a jurisdiction where the Acquired Company or the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) does not file Tax Returns that such Acquired Company or the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) is or may be subject to taxation by that jurisdiction. There are no agreements, waivers or extensions of any statute of limitations currently in effect with respect to a Tax Return or Tax assessment or deficiency of the Acquired Company or the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group).

(c) The separate existence of Seller is disregarded for federal income tax purposes and, as a result, the Person deemed for federal income tax purposes to be transferring the stock of the Acquired Company to Buyer hereunder is PWMG Holdings.

(d) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Acquired Company. There has been no notice that any Governmental

Authority has threatened that is it in the process of imposing any Encumbrance for Taxes on any of the assets of the Acquired Company.

(e) All Taxes required to have been withheld or collected by the Acquired Company or the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) (including without limitation, Taxes required to have been withheld or collected from employees, independent contractors, and customers, and any other applicable payees) have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Authority. The Acquired Company and the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) has furnished or been furnished properly completed and valid exemption or other appropriate certificates for all transactions treated as exempt from sales, use, value added, ad valorem, transfer or other similar Taxes.

(f) The Acquired Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(g) The Acquired Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(h) The Acquired Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither the Acquired Company nor the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) is a party to, has participated in, or is currently participating in, a “reportable transaction” as defined in Section 6707A(c) of the Code and Section 1.6011-4(b) of the Treasury Regulations. The Acquired Company and the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by a Taxing Authority with or in respect of the Acquired Company or the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group).

(k) The Acquired Company is not a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law), and (iii) any amount constituting nonqualified deferred compensation under Section 409A of the Code.

(l) Neither the Acquired Company nor the PWMG Holdings Affiliated Group (for each taxable period during which the Acquired Company was a member of the PWMG Holdings Affiliated Group) has (i) made, revoked or changed any Tax election, (ii) changed any Tax accounting period, (iii) revoked or changed any Tax accounting method, (iv) surrendered any right to claim a refund of Taxes, or (v) settled or compromised any Tax liability. The Acquired Company will not be required to include any item of income in or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result any (vi) written and legally binding agreement with a Taxing Authority relating to Taxes, (vii) installment sale or open transaction or intercompany transaction made on or prior to the Closing Date, or (viii) prepaid amount received on or prior to the Closing Date.

(m) The Acquired Company has never been member of an Affiliated Group filing a consolidated federal income Tax Return other than the PWMG Holdings Affiliated Group. The PWMG Holdings Affiliated Group has filed (or will file) a consolidated federal income Tax Return with the Acquired Company for the taxable period that includes the Closing Date. The Selling Consolidated Group will be eligible to join in the making of an election pursuant to Section 338(h)(10) of the Code in connection with the purchase of the Shares by Buyer from Seller hereunder.

(n) The Acquired Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company or other entity that is treated as a disregarded entity, (iii) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code, (iv) is not a “personal holding company” as defined in Section 542 of the Code, and (v) is not a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(o) Neither HTC, Seller, PWMG Holdings nor any Person deemed for federal income tax purposes to be transferring the stock of the Acquired Company hereunder is a “foreign person” within the meaning of Code Section 1445 and the transactions contemplated in this Agreement are not subject to the withholding requirements imposed by Code Section 1445.

(p) None of the assets of the Acquired Company is property that the Acquired Company or the PWMG Holdings Affiliated Group is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Acquired Company directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. The Acquired Company does not presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of the Acquired Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Schedules), and the information (in any form) provided to Buyer for due diligence purposes, none of HTC, nor any of its Affiliates, representatives or employees are making or have made any representations or warranties of any sort to or for the benefit of Buyer, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, and HTC expressly disclaims any other representations and warranties and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of HTC or any of its Affiliates).

3.29 Disclosure. No representation or warranty or other statement made by HTC in this Agreement, the Schedules, the documents provided in connection with Buyer’s due diligence process, or otherwise in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. To the Knowledge of HTC, there is nothing that may affect (a) Seller’s ability to transfer to Buyer good and marketable title to the Shares; or (b) the assets, business, financial condition, or results of operations of the PWMG Business, in such instance, that has not been set forth in this Agreement or the Schedules.

ARTICLE IV REPRESENTATIONS AND

WARRANTIES OF BUYER

Except as set forth on the applicable Schedules, Buyer hereby represents and warrants to HTC as follows:

4.1 Investment Intent. The Shares are being purchased for Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

4.2 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on Buyer.

4.3 Authority, Validity, and Effect. Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable General Enforceability Exceptions. Upon execution and delivery by Buyer, this Agreement and the agreements, documents, and certificates contemplated hereby will constitute the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with their terms, subject to the General Enforceability Exceptions. Upon the execution and delivery of each other agreement to be executed and delivered by Buyer at or prior to the Closing (collectively, the “Buyer Documents”), each of the Buyer Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to applicable General Enforceability Exceptions.

4.4 Capitalization. As of the date of this Agreement, the authorized capital stock of Buyer consists of 100,000,000 shares of common stock, par value $1.00 per share (the “Buyer Stock”), and all issued and outstanding shares of the Buyer Stock are duly and validly authorized, issued, outstanding, fully paid, and non-assessable. The shares of Buyer Stock to be issued to Seller at the Closing shall, upon issuance to Seller, be duly and validly authorized, fully paid, issued, outstanding and non-assessable.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby, and the compliance by Buyer with any of the terms or provisions of this Agreement, will not, directly or indirectly (with or without notice or lapse of time): (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Buyer or any resolution adopted by the board of directors or shareholders of Buyer; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Buyer pursuant to any Contract that would, in any such event, have a material adverse effect on Buyer or materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement; or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets, and that would, in any such event, have a material adverse effect on Buyer or materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b) Except as listed on Schedule 4.5(b), no Consents or filings or registrations with any Governmental Authority or Person are necessary in connection with (i) the execution and delivery of this Agreement by Buyer, and (ii) the consummation of the transactions contemplated hereby. Buyer has no reason to believe that any Consents listed on Schedule 4.5(b) will not be received.

4.6 Financial Statements.

(a) Buyer has made available to HTC copies of the Buyer Financial Statements. The Buyer Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of Buyer and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(b) At the date of each balance sheet included in the Buyer Financial Statements, Buyer did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Buyer Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto.

(c) The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls. Buyer (i) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (1) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. To the knowledge of Buyer, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

4.7 Filings.

(a) Since 2006, to Buyer’s knowledge, Buyer has paid all fees and filed all forms, reports and documents required to be paid or filed by Buyer with the SEC (collectively, the “SEC Reports”). As of the date on which they were filed, to Buyer’s knowledge, the SEC Reports were prepared in all material respects in accordance with the Securities Laws and none of the SEC Reports contained any untrue statement of a material fact or failed to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Since 2006, to Buyer’s knowledge, Buyer has paid all fees and filed all forms, reports and documents required to be paid or filed by Buyer with the FDIC, FHLB, FRB, DOB, DOS and other applicable state or federal bank regulatory authority (collectively, the “Bank Reports”). As of the date on which they were filed, to Buyer’s knowledge, the Bank Reports were prepared in all material respects in accordance with the applicable Laws and none of the Bank Reports contained any untrue statement of a material fact or failed to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Buyer has made available to HTC copies of its (i) annual reports on Form 10-K for the year ended December 31, 2009; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and (iii) proxy materials used or for use in connection with its annual meeting of shareholders held in 2010. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.8 Compliance with Laws. To Buyer’s knowledge, Buyer and each of its Subsidiaries is in compliance with all Laws and Orders applicable to its business, assets and deposits, properties and its conduct of business and relationship with its employees, except where the failure to comply would not have a material adverse effect, including, without limitation, the banking laws and regulations of the Commonwealth of Pennsylvania, the Federal Reserve Act, the Federal Deposit Insurance Act, the Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, each as may be amended from time to time, and any other applicable fair lending law or law relating to discriminatory business practices, the Investment Advisers Act, ERISA, the Exchange Act, and the Securities Act, and the regulations promulgated under each of them; the rules and regulations of self-regulatory organizations, including, without limitation, FINRA, the listing and corporate governance rules of the Nasdaq Stock Market, and all other foreign, federal or state securities laws and regulations applicable to the business and assets of Buyer and its Subsidiaries. The board of directors of Buyer has adopted and Buyer has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act and the regulations thereunder.

4.9 Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that, if adversely decided, would have a material adverse effect on Buyer or materially and adversely effect the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.10 Buyer Stock Consideration. The shares of the Buyer Stock Consideration to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and subject to no preemptive rights.

4.11 SEC Registration and NASDAQ Listing. Buyer has received no notification that the SEC or the Nasdaq Stock Market is contemplating terminating the registration or listing of Buyer’s stock.

4.12 Sufficient Funds. Buyer has sufficient funds currently available, and at the Closing will have sufficient funds available, to deliver the Purchase Price in accordance with Article II and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

4.13 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee, agent’s commissions or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.14 No Notice Required. Buyer hereby acknowledges and agrees that, except with regard to Buyer’s determination that it may need to qualify the Subsidiary of Buyer that will operate the PWMG Business in the State of Ohio and the Commonwealth of Virginia, to the best of Buyer’s knowledge as of the date of this Agreement, no notice by Buyer is required to be given to the clients of HTC in connection with the actions taken by HTC to administer the Client Accounts; provided that the foregoing shall in no way limit Buyer from taking any action deemed by Buyer to be necessary or advisable with respect to the discharge of its fiduciary duties relating to the Client Accounts.

ARTICLE V COVENANTS OF HTC

5.1 Approvals and Consents.

(a) HTC shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of the Governmental Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement, including, without limitation, the approvals set forth on Schedule 5.1.

(b) HTC shall, and shall cause each of its Affiliates and their respective representatives to cooperate with Buyer (i) with respect to all filings and notifications that Buyer shall be required by Law to make in connection with the transactions contemplated by this Agreement; and (ii) in obtaining all Consents required under Schedule 3.3(b).

5.2 Formation and Transfer. After the receipt of the necessary approvals from the appropriate Governmental Authorities and at a time which is at or prior to the Closing, HTC shall (a) assign to the Acquired Company the Client Accounts and transfer to the Acquired Company custody of the assets of the Client Accounts held by or on behalf of HTC; (b) transfer, assign, and convey the remaining Transferred Assets; and (c) assign the Assigned Contracts and the Real Property Lease.

5.3 Advise of Changes. HTC will promptly notify Buyer in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of HTC contained in this Agreement, if made on or as of the date of that event or the

Closing Date, untrue or inaccurate; and (b) any Material Adverse Effect. However, it is understood by the parties that such notice will not be deemed to satisfy any condition to Buyer’s obligation to close hereunder (including the conditions that no Material Adverse Effect have occurred and that the representations and warranties continue to be true and correct on and as of the Closing Date).

5.4 Conduct of Business. Except as set forth on Schedule 5.4, during the period on and from the date of this Agreement through and including the Closing Date, HTC will conduct the PWMG Business in the Ordinary Course of Business (including using commercially reasonable efforts to maintain its relationships with its clients), protect and preserve the Transferred Assets, and maintain and preserve intact HTC’s relationships with its consultants, independent contractors, employees, licensors, suppliers, vendors, representatives, distributors, clients and all others with whom it deals in the PWMG Business, all in accordance with the Ordinary Course of Business. HTC will take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any regulatory approvals or other approvals of Governmental Authorities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement. During the period on and from the date of this Agreement through and including the Closing Date, HTC will not (and HTC will not cause or permit Seller or the Acquired Company to) without the express prior written consent of Buyer to take any of the following actions with respect to the PWMG Business, the Acquired Company, or the Transferred Assets:

(a) mortgage, pledge, subject to an encumbrance, or grant a security interest in, or suffer to exist any Lien other than a Permitted Lien on, any of the Transferred Assets;

(b) sell, dispose of or license any of the Transferred Assets to any Person, except in the Ordinary Course of Business;

(c) fail to maintain all Tangible Personal Property in good working condition and repair, subject only to ordinary wear and tear;

(d) except as set forth on Schedule 5.4 or agreed to by HTC prior to the date of this Agreement, grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its officers or employees;

(e) with respect to the PWMG Business, hire or promote any employee to an officer position or hire any new employee; provided that at-will, non-officer employees may be hired to fill vacancies that may from time to time arise in the Ordinary Course of Business;

(f) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its officers or employees, or make any contributions to any defined contribution plan not in the Ordinary Course of Business consistent with past practice;

(g) change accounting methods or its method of management or operation whether or not relating to or affecting the Transferred Assets;

(h) amend, terminate or waive any rights under any Assigned Contract (including the cancellation of any accounts receivable owed to HTC by clients), except as specifically contemplated by this Agreement;

(i) use anything other than normal procedures, or allow for any discount or acceleration of payment, on any Accounts Receivable or fees with respect to client accounts (whether new or existing);

(j) waive or release any right or claim relating to any Transferred Assets;

(k) enter into any Contracts, agreements or other obligations or commitments associated with the Transferred Assets (including without limitation any settlement agreement with respect to litigation), other than in the Ordinary Course of Business and except as specifically contemplated by this Agreement;

(l) fail to comply with any Law, Order or Governmental Authorization applicable to the PWMG Business;

(m) take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of HTC relating to or applicable to the PWMG Business or the Transferred Assets;

(n) acquire any assets or properties or make any commitment to do so, other than in the Ordinary Course of Business;

(o) change the PWMG Business client pricing, rebates or discounts;

(p) incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or enter into any operating lease;

(q) file any tax return in a manner which is inconsistent with its past practices including (i) tax elections, and (ii) methods of accounting;

(r) discharge, settle or compromise any Action, or institute any new Actions, except as set forth on Schedule 5.4;

(s) engage in any of the actions set forth in Section 3.23 above or actions which would lead to the results described in Section 3.23;

(t) voluntarily take any action which would result in any of the representations and warranties of HTC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions to the Closing not being satisfied;

(u) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits, compensation, or post-Closing employment) or clients without prior consultation with and consent of Buyer, except as required by law or for communications in the Ordinary Course of Business consistent with past practice that do not relate to the transactions contemplated hereby; or

(v) agree to do any of the things described in the preceding clauses of this Section 5.4.

Notwithstanding the foregoing, nothing in this Agreement shall prevent HTC or the Acquired Company from accepting new client accounts prior to the Closing.

5.5 Reasonable Access. From the date of this Agreement until the Closing or the earlier termination of this Agreement, and subject to applicable Law, HTC shall give Buyer and its representatives, upon reasonable advance notice, reasonable access, during normal business hours, to the assets, properties, books, records, agreements, and employees of HTC, to the extent necessary to evaluate and understand the PWMG Business. Any investigation by Buyer shall be made at Buyer’s sole expense and cost. Buyer acknowledges and agrees that any contact or communication by Buyer and its representatives and agents with officers, employees, or agents of HTC shall be arranged and supervised by representatives of HTC, unless HTC otherwise expressly consents in writing with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, HTC shall not be required to disclose to Buyer or any agent or representative thereof any information (i) relating to the sale and divestiture process conducted by HTC for the Acquired Company and HTC’s evaluation of Buyer and its Affiliates and the evaluation and negotiation of this Agreement and the transactions contemplated hereby, or (ii) if doing so could violate any contract or Law to which HTC or any of its Affiliates is a party or is subject or which such Person believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including, without limitation, the attorney-client and work product privileges). Prior to the Closing, Buyer shall not (and shall cause its representatives and agents not to) use any information obtained pursuant to this Section for any purpose unrelated to the transactions described in this Agreement. From and after the Closing Date, Seller and HTC shall promptly provide Buyer, at no cost to Buyer, with access to any information with respect to the Client Accounts that is retained by Seller, HTC or their Affiliates, including, without limitation Intellectual Property accessible through Trust Rite.

5.6 Maintenance of Insurance. HTC shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the PWMG Business.

5.7 Non-Solicitation and Non-Interference. In order to preserve for Buyer the value of the Shares and the goodwill of the PWMG Business, neither HTC nor any Affiliate of HTC related to HTC shall at any time, without the prior written consent of Buyer:

(a) directly or indirectly solicit, entice or induce any Affiliate of HTC which at the time is, or since the date of this Agreement was, a wealth management client of Buyer (including, without limitation, clients associated with Client Accounts) to become a client or customer of any Affiliate of HTC with respect to any products, services or activities produced, provided or engaged in by Buyer or any of its Subsidiaries related to wealth management; or

(b) directly or indirectly, interfere or attempt to interfere with or disrupt the business relationship between Buyer or any of its Subsidiaries, their clients or accounts, prospective clients, or persons using their services or doing business with Buyer or any of its Subsidiaries in connection with wealth management.

(c) Notwithstanding the foregoing, nothing in this Agreement shall prevent HTC from doing business with any current or future client considered to be a Legacy Client; provided, however, that HTC shall only retain and provide services to a Non-consenting Account for the period of time necessary to transition such accounts to a third party.

5.8 Non-Competition. In order to preserve for Buyer the value of the Shares and the goodwill of the PWMG Business, HTC agrees that for a period of five years after the Closing Date, neither HTC nor any Affiliate of HTC shall, without the prior written consent of Buyer:

(a) directly or indirectly engage or invest in, own, manage, operate or control, participate, be employed by, associated with or in any manner connected with or render services or advice to any other business anywhere in the United States which produces any products, provides any services or engages in any activities which are competitive with the products, services or activities being produced, provided or engaged in by the PWMG Business or Buyer or any of its Subsidiaries related to wealth management; provided, however, that (i) HTC may continue to provide fiduciary services to the Legacy Clients after the Closing, and (ii) HTC or any Affiliate of HTC may own or hold passive investments in any such competitive company; and

(b) directly or indirectly solicit, entice, induce, hire or contract with any person who at such time is an employee of Buyer or any of its Subsidiaries in connection with the wealth management business to become employed or engaged by HTC or any Affiliate of HTC or to terminate their relationship with Buyer or any of its Subsidiaries.

5.9 Confidentiality. Following the Closing, neither HTC nor Seller shall, directly or indirectly, disclose or divulge any trade secrets or other Proprietary Information related to the PWMG Business, Buyer, or any of Buyer’s Subsidiaries or Affiliates, including information of others that such parties have agreed to keep confidential; provided, however, that the foregoing restriction shall not apply to information (a) which is lawfully and independently obtained by the disclosing party from a third party without restriction as to disclosure by such party; (b) which is in the public domain or enters into the public domain through no fault of the disclosing party; or (c) the disclosing party is required by law or legal process to disclose; provided, however, that the disclosing party has provided prior written notice to Buyer of such requirement and reasonably cooperates with Buyer if its seeks to obtain a protective order.

5.10 Severability of Covenants. HTC acknowledges and agrees that each restrictive covenant herein is reasonable and valid in geographical and temporal scope, subject matter and in all other respects. If any court determines the restrictive covenants, or any part thereof, are invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions, to the maximum extent permitted by applicable Law or Order. If any court determines that any restrictive covenant, or any part thereof, is unenforceable because of the duration or geographic scope or subject matter of such provision (or for any other reason), it is the parties’ intention that such court shall have the power to reduce the duration or scope or subject matter of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable Law or Order.

5.11 Relief for Violation. HTC acknowledges that an irreparable injury will result to Buyer and its business in the event of a breach by HTC of a restrictive covenant. HTC also acknowledges and agrees that the damages or injuries which Buyer may sustain as a result of a breach by HTC of Section 5.7, 5.8 or 5.9 of this Agreement are difficult to ascertain and money damages alone will not be an adequate remedy to Buyer. HTC therefore agrees that in the event of such breach or threatened breach of Section 5.7, 5.8 or 5.9, Buyer shall also be entitled to seek any equitable remedy, including any injunctive relief, necessary to prevent or restrain any violation or threatened violation of Section 5.7, 5.8 or 5.9, without the necessity of posting a bond. Such relief, however, shall be cumulative and non exclusive and shall be in addition to any other remedy to which the parties may be entitled.

5.12 No Shop. HTC shall not directly or indirectly, and shall not authorize or permit any other Person directly or indirectly to: (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal for the purchase of the Transferred Assets or Shares; (b) furnish any information regarding the PWMG Business to any Person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal; (c) engage in discussions or negotiations with any Person with respect to any acquisition proposal; (d) approve, endorse or recommend any acquisition proposal; or (e) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any acquisition. HTC shall promptly advise Buyer of any inquiry or third party proposal to acquire the Transferred Assets or the Shares, including the terms of the proposal and the identity of the offeror.

5.13 Obligations to Employees Upon Termination. HTC shall be solely responsible for all obligations, agreements, covenants, payments, contingencies, claims, and other liabilities, whether arising prior to or following the Closing, associated with (a) any and all severance and retention agreements entered into before the Closing between HTC and an Acquired Company Employee except to the extent assigned to and assumed by Buyer in writing; and (b) the termination of any employee of the PWMG Business at or prior to the Closing.

ARTICLE VI COVENANTS OF BUYER

6.1 Filings.

(a) Buyer shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, including, without limitation, the approvals set forth on Schedule 6.1.

(b) Buyer shall, and shall cause each of its Affiliates and their respective representatives to cooperate with HTC (i) with respect to all filings and notifications that HTC shall be required by Law to make in connection with the transactions contemplated by this Agreement; and (ii) in obtaining all Consents required under Schedule 4.5(b).

6.2 Employee Matters.

(a) Immediately following the Closing, Buyer shall cause the Acquired Company, or another Affiliate of Buyer, to employ in the PWMG Business all of the employees identified on the schedule delivered electronically to Seller on the date hereof (each an “Acquired Company Employee”) to perform substantially the same duties as currently performed by each such employee under substantially the same title at substantially the same total compensation, including base salary and incentive compensation, as set forth on the statement identified in Section 3.19(a). Such employment is subject in all instances to Buyer’s employment policies and procedures and employee handbook.

(b) An Acquired Company Employee’s prior service with HTC will not be counted as service with Buyer or its Affiliates, as applicable, for any purpose whatsoever, including, without limitation, with respect to any retirement or other benefit plan.

(c) With respect to any self-insured welfare benefit plans of Buyer or any of its Affiliates, Buyer shall cause, and with respect to all other welfare benefit plans, Buyer shall use its commercially reasonable best efforts to cause, any pre-existing conditions, limitations, eligibility waiting periods, or required physical examinations to be waived with respect to the Acquired Company Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Acquired Company Employee participated immediately prior to the Closing. If any of the employee benefit plans that are medical, vision and/or dental benefit plans are terminated prior to the end of a plan year, Acquired Company Employees and their dependents who are then participating in any such deductible-based employee benefit plan will be given credit for deductibles, co-payments, and eligible out-of-pocket expenses incurred toward deductibles, co-payments, and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical, vision and/or dental benefit plan of Buyer or any of its Affiliates for the corresponding Buyer benefit plan year.

(d) No provision in this Section 6.2 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of HTC, the Acquired Company, or any other Person other than the parties hereto and their respective successors and permitted assigns; (ii) constitute or create or be deemed to constitute or create an employment agreement; or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Buyer, HTC, or any of their respective Affiliates. Neither Buyer nor any of its Subsidiaries shall be required to create any additional benefit plan or to modify, change or renew any existing benefit plan.

6.3 Preservation of Business and Assets. Until the last payment is made to HTC from the Holdback Amount pursuant to Article II of this Agreement, Buyer shall use commercially reasonable efforts to (a) preserve the PWMG Business; (b) maintain the clients of the PWMG Business; and (c) preserve the goodwill of the PWMG Business.

6.4 Records. With respect to the books, records, documents, instruments, accounts, correspondence, writings, evidences of title, and other papers and electronic files relating to HTC or the Acquired Company relating to matters on or prior to the Closing Date (“Books and Records”): (a) for a period of three years, or such longer period as may be required by Law, after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to HTC; and (b) where there is a legitimate business purpose, such as financial reporting and accounting matters, the calculation of accounts of post-Closing costs and expenses, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense or prosecution of any Action (except an Action where HTC or any of its Affiliates is adverse to Buyer or any of its Affiliates), any insurance claims by or governmental investigations of HTC or in order to enable HTC to comply with its obligations under this Agreement, Buyer shall allow HTC and its representatives access to the Acquired Company’s Books and Records upon reasonable notice during regular business hours.

6.5 Reservation of Shares. Buyer shall reserve for issuance a sufficient number of shares of the Buyer Stock for the purpose of issuing shares of the Buyer Stock Consideration in accordance with Article II.

6.6 Use of Name. With HTC’s prior written approval (which approval shall not be unreasonably withheld or delayed), Buyer may use the name “Wealth Management Hershey Division” in the name of the Buyer entity operating the PWMG Business for a period of 24 months from and after the Closing Date to facilitate the transition of the PWMG Business.

6.7 Client Notices. If Buyer finds it is necessary or advisable with respect to the discharge of Buyer’s fiduciary duties relating to the Client Accounts to give notice to any client of HTC in connection with any actions taken by HTC to administer the Client Accounts, HTC shall have an opportunity to review and provide reasonable comments to the notice being sent by Buyer to such clients.

ARTICLE VII MUTUAL COVENANTS

7.1 Publicity. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement and the transactions contemplated hereby, and except as may be otherwise required by law, neither party shall issue any press release or other public announcement or communication with respect to this Agreement or the transactions contemplated hereby unless such press release, public announcement or communication has been mutually agreed upon by the parties hereto.

7.2 Transfer and Retention of Client Accounts. HTC and Buyer shall use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to facilitate the orderly transfer and retention of the clients of the PWMG Business, including, but not limited to, preparing and sending marketing and informational materials to clients explaining the sale of the PWMG Business and hosting, attending and/or speaking at individual or group meetings with clients to discuss the sale. The covenant of HTC to assist and cooperate with Buyer concerning the retention of the PWMG Business shall survive Closing until the 18 month anniversary of the date hereof.

7.3 Commercially Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including, without limitation, (a) identifying and obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority; (b) defending any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority; (c) transitioning certain services from HTC to Buyer or the Acquired Company to facilitate the operation of the PWMG Business after the Closing; and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, but in no event shall “commercially reasonable best efforts” be deemed to require the payment of any cash or other consideration by HTC or the Acquired Company. In the event that a party determines that a condition to its obligation to complete the transactions contemplated hereby cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party.

7.4 SunGard. As soon as practicable after the date of this Agreement but prior to the Closing, HTC and Buyer shall jointly approach SunGard regarding the decrease or elimination of early termination or similar fees under the SunGard Agreement that may arise in connection with the transition of the PWMG Business onto Buyer’s platform. Notwithstanding the outcome of such negotiations, HTC shall remain solely responsible for the payment of all early termination and other fees under the SunGard Agreement arising in connection with the termination of the SunGard Agreement by Buyer no earlier than April 30, 2012 (the “SunGard Termination Date”), and Buyer shall be responsible for the fees arising in connection with the transition of the PWMG Business onto Buyer’s platform as well as the lease payments and other fees arising under the SunGard Agreement for the performance of services to Buyer and/or the Acquired Company from the Closing until the SunGard Termination Date.

ARTICLE VIII CONDITIONS TO CLOSING

8.1 Conditions to Obligations of HTC. The obligations of HTC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in HTC’s sole discretion) at or prior to the Closing of each of the following conditions:

(a) Accuracy of Buyer’s Representations. Each of Buyer’s representations and warranties in this Agreement will have been accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the Closing Date as if then made.

(b) Buyer’s Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.

(c) Consents and Approvals. Each of the Consents and approvals required under Sections 3.3(b), 4.5(b), 5.1, and 6.1 will have been obtained in form and substance satisfactory to HTC and will be in full force and effect. Copies of such Consents and approvals will have been delivered to HTC.

(d) Secretary’s Certificate. A certificate of the Secretary of Buyer, given on behalf of Buyer and not in an individual capacity, dated as of the Closing Date, certifying (i) that attached thereto are true and correct copies of Buyer’s articles of incorporation, bylaws, and the resolutions duly authorizing the execution, delivery and performance of this Agreement, and (ii) the names, titles and signatures of all of persons who sign documents on behalf of such entity in connection with this Agreement and the transactions contemplated hereby, certifying the authority of such persons to do so.

(e) Officer’s Certificate. HTC will have received a certificate executed by an officer of Buyer, given on behalf of Buyer and not in an individual capacity, dated as of the Closing Date, certifying (i) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1(a); (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing pursuant to Section 8.1(b); and (iii) the satisfaction of all conditions referred to in this Article VIII.

(f) Certificate of Subsistence. A current certificate of subsistence for Buyer issued by the Department of State of the Commonwealth of Pennsylvania, dated within 10 Business Days prior to the Closing Date.

(g) Continued Listing. The Buyer Stock shall continue to be listed and traded on a national securities exchange.

(h) Escrow Agreement. Execution and delivery by each of Buyer and Escrow Agent of an Escrow Agreement.

(i) Registration Rights Agreement. Execution and delivery by Buyer of a Registration Rights Agreement in accordance with Section 2.7.

(j) Additional Documents. Each of the items to be delivered pursuant to Section 2.4(b) will have been delivered (or tendered subject only to the Closing) to HTC.

8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in Buyer’s sole discretion) at or prior to the Closing of each of the following conditions:

(a) Accuracy of HTC’s Representations.

(i) Each of HTC’s representations and warranties made on behalf of itself in this Agreement will have been accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the Closing Date as if then made.

(ii) Each of HTC’s representations and warranties made with respect to Seller or the Acquired Company in this Agreement will be accurate in all material respects as of the Closing Date.

(b) HTC’s Performance. The covenants and obligations that HTC, Seller and the Acquired Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.

(c) Consents and Approvals. Each of the Consents and approvals required under Sections 3.3(b), 4.5(b), 5.1, and 6.1 will have been obtained in form and substance satisfactory to Buyer and will be in full force and effect. Copies of the Consents and approvals will have been delivered to Buyer.

(d) Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2009.

(e) Assets Under Management. The value of the Assets under management as of the close of business on the last Business Day prior to the Closing Date (or such other date as Buyer and HTC shall agree) (the “Closing Assets Measurement Date”) computed in accordance with this Section 8.2(e) shall not have dropped below 60% of the value of the Assets under management as of the close of business on the Business Day immediately preceding the date of this Agreement (the “Assets Under Management Measure Date”). For purposes of the calculation under this Section 8.2(e) and Section 9.1(c) only:

(i)(A) with respect to a Client Account that has not had a Partial Termination Event, all Assets that were in the Client Account as of the Assets Under Management Measure Date shall be included in the calculation, and (B) with respect to a Client Account that has had a Partial Termination Event, only those Assets remaining in the Client Account as of the Closing Assets Measurement Date shall be included for purposes of the calculation;

(ii) the value of the Assets on the Closing Assets Measurement Date included in the calculation pursuant to paragraph (i) shall be deemed to be the value of those Assets as of the close of business on the Assets Under Management Measure Date (it being the intention of this subparagraph (ii) that any decrease in Assets under management on the Assets Under Management Measure Date due solely and directly to market fluctuation shall be disregarded for calculating the value of Assets under management for purposes of this Section 8.2(e) and Section 9.1(c)).

The value of Assets under management for purposes of this Section 8.2(e) and Section 9.1(c) shall be calculated using numbers provided by SunGard as of the applicable dates. A “Partial Termination Event” will be deemed to have occurred for purposes of this Section 8.2 (e) and Section 9.1(c) if a client has removed, withdrawn, or otherwise received a distribution of 50% or more of the Assets under management with respect to such Client Account since the Assets Under Management Measure Date and those Assets do not otherwise remain under management by HTC, the PWMG Business or the Acquired Company, such as would result in the transfer of the Assets to a new account managed by the PWMG Business.

(f) Investment Adviser Actions. There shall not have been any actions taken by HTC, the PWMG Business, or any of its employees at any time prior to the Closing Date that shall cause the Acquired Company or any of the Acquired Company Employees to be materially limited in its ability to act as an investment adviser (or in the case of an employee, an investment adviser representative) by an interim or final order of any state, national, or international regulatory agency having jurisdiction over securities matters under applicable securities laws including, without limitation, registration of the Acquired Company under the Advisers Act. For the purpose of the foregoing provision, a securities commission of a given state of the United States of America, the SEC, the securities commission of any foreign country, or a securities regulatory body of an international community such as the European economic community, shall be considered a regulatory agency.

(g) HTC, Seller and the Acquired Company Closing Deliveries. HTC, Seller and the Acquired Company shall have delivered to Buyer the following:

(i) Stock Certificates. Stock certificates representing the Shares, endorsed in blank (or accompanied by stock powers executed in blank) and otherwise in proper form for transfer;

(ii) Secretary’s Certificate. A certificate of the Secretary of each of HTC, Seller and the Acquired Company, given on behalf of the applicable entity and not in an individual capacity, dated as of the Closing Date, certifying (A) that attached thereto are true and correct copies of each company’s respective articles of incorporation or deed of trust, bylaws, and the resolutions duly authorizing the execution, delivery and performance of this Agreement, and (B) the names, titles and signatures of all of persons who sign documents on behalf of such entity in connection with this Agreement and the transactions contemplated hereby, certifying the authority of such persons to do so.

(iii) Officer’s Certificates. Buyer will have received (A) a certificate executed by an officer of HTC, given on behalf of HTC and not in an individual capacity,

certifying (1) the accuracy of the representations and warranties made on behalf of itself as of the date of this Agreement and as of the Closing Date in accordance with Section 8.2(a)(i); (2) the accuracy of the representations and warranties made with respect to Seller and the Acquired Company as of the Closing Date in accordance with Section 8.2(a)(ii); and (3) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.2(b); (B) a certificate executed by an officer of Seller, given on behalf of Seller and not in an individual capacity, certifying (1) the accuracy of the representations and warranties made by HTC on behalf of Seller as of the Closing Date in accordance with Section 8.2(a)(ii); and (2) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.2(b); and (C) a certificate executed by an officer of the Acquired Company, given on behalf of the Acquired Company and not in an individual capacity, certifying (1) the accuracy of the representations and warranties made by HTC on behalf of the Acquired Company as of the Closing Date in accordance with Section 8.2(a)(ii); and (2) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.2(b).

(iv) Certificates of Subsistence. Current certificates of subsistence for each of HTC, Seller, and the Acquired Company issued by the Department of State of the Commonwealth of Pennsylvania, dated within ten Business Days prior to the Closing Date.

(v) Additional Documents. Each of the items to be delivered pursuant to Section 2.4(a) will have been delivered (or tendered subject only to the Closing) to Buyer.

(vi) Escrow Agreement. Execution and delivery by HTC of an Escrow Agreement.

(vii) Modification of Real Property Lease. The Real Property Lease shall have been amended to:

(1) Eliminate any obligation of the PWMG Business or any of its successors or assigns to lease the space currently occupied by PNC Bank, National Association (“PNC”);

(2) Provide Buyer with an option, exercisable in Buyer’s sole discretion for eight months following the Closing, to occupy the space currently occupied by PNC after such space is vacated by PNC, on the same terms and conditions as are currently set forth in the Real Property Lease, with such rights and privileges as the PWMG Business is currently afforded under the Real Property Lease; and

(3) For the remainder of the term of the Real Property Lease, prohibit HTC from, with respect to the space currently occupied by PNC, using such space, or leasing or allowing such space to be used by any Person, for the primary purpose of providing wealth management services, including producing any products, providing any services or engaging in any activities related to wealth management which are competitive with the wealth management products, services or activities being produced, provided or engaged in at the time by the PWMG Business or Buyer or any of its Subsidiaries.

(viii) Common Trust Fund. HTC shall have liquidated its Employee Benefit Common Trust Fund and reinvested the assets from that fund individually for the client accounts participating in the fund, unless instructed otherwise by such Clients.

(ix) Soft Dollar Arrangements. HTC shall have assigned to Buyer for no additional consideration the soft dollar arrangements of HTC under the Soft Dollar Agreement, dated as of August 25, 2010, by and between SunGard Institutional Brokerage Inc. and HTC and the Custodian Agreement, dated as of April 16, 2010, by and among The Bank of New York Mellon, SunGard, and HTC.

(x) Corporate Records. The minute book and other corporate records of the Acquired Company, to the extent not filed with a Governmental Authority.

(xi) Shares. Original certificates duly endorsed in blank for transfer representing 100% of the Shares.

(xii) Estoppel Certificate. An estoppel certificate from the landlord with respect to the Real Property Lease, in form and substance acceptable to Buyer.

(xiii) FIRPTA Affidavits. Certificates by Seller and HTC of non-foreign status in accordance with Treasury Regulation 1.1445-2.

ARTICLE IX TERMINATION OF AGREEMENT

9.1 Termination Events. Subject to Section 9.2, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (unless otherwise specified), as follows:

(a) by mutual written consent of HTC and Buyer; or

(b) by either HTC or Buyer, upon written notice to the other party, if:

(i) there will be in effect any Law or Order or any Governmental Authority shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;

(ii) the Closing shall not have occurred on or before September 1, 2011 or such later date as the parties may agree upon (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(iii)(A) in the event of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within 30 days following notification thereof by the terminating party; or (B) upon notification to the non-terminating party by the terminating party that the satisfaction of any conditions to the terminating party’s obligations under this Agreement has become impossible and that the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party. For purposes of this Section 9.1( b)(iii), a breach by Seller or the Acquired Company of any representation, warranty, covenant or agreement set forth herein shall be deemed to be a breach of such representation, warranty, covenant or agreement by HTC. Notwithstanding the foregoing and except as provided in Section 9.1(c), the parties agree that a change to the list of client accounts referenced in Section 3.6 shall not give rise to a right by Buyer to terminate this Agreement or delay the Closing.

(c) by Buyer if the Assets under management [as of the close of business on the Closing Assets Measurement Date] computed in accordance with Section 8.2(e) of this Agreement shall have dropped below 60% of the Assets under management as of the Assets Under Management Measure Date, also as computed in accordance with Section 8.2(e).

9.2 Effect of Termination.

(a) Each party’s right of termination under Section 9.1 is in addition to any other right it may have under this Agreement (including under Section 12.14) or otherwise, and the exercise of a party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 9.1, this Agreement will be of no further force or effect, except that (i) this Section 9.2 and Article XII, and any other Section which, by its terms, relates to post-termination rights or obligations, will survive termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement occurring prior to termination.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-

breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

ARTICLE X INDEMNIFICATION; PAYMENT;

REIMBURSEMENT; REMEDIES

10.1 Survival; Remedies.

(a) All representations, warranties, covenants, and obligations in this Agreement, the Schedules, and supplements to the Schedules, and any certificate, document, or other writing delivered pursuant to this Agreement, and any amendments thereto, will survive the Closing and the consummation and performance of the transactions contemplated herein, provided that the representations and warranties shall survive subject to the time limitations provided in Section 10.4 below.

(b) The waiver of any condition relating to any representation, warranty, covenant or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

(c) Solely for the purposes of determining the amount of Losses under this Article X, any representation, warranty, covenant, or obligation of any party in this Agreement, the Schedules, and any certificate, document, or other writing delivered pursuant to this Agreement that is qualified by materiality or words of similar import (collectively, “Materiality Conditions”) shall be considered without regard to such Materiality Conditions, but such Materiality Conditions shall not be disregarded for any other purpose, including without limitation determining whether an indemnification obligation exists.

10.2 Indemnification, Payment, and Reimbursement by HTC. HTC and Seller (and the Acquired Company, prior to the Closing) shall, jointly and severally, defend, indemnify and hold harmless Buyer and its representatives, shareholders, Affiliates, and successors (collectively, the “Buyer Indemnified Persons”) from, and shall pay to the Buyer Indemnified Persons the amount of, or reimburse the Buyer Indemnified Persons for, any Loss arising out of, or in connection with, whether directly or indirectly, any or all of the following:

(a) any misrepresentation or breach of any representation or warranty made by HTC, on its own behalf or on behalf of Seller or the Acquired Company, in (i) this Agreement or the Schedules, including any amendments or supplements thereto; and (ii) all certificates, documents, and other writings delivered by HTC, Seller or the Acquired Company pursuant to this Agreement;

(b) any failure or refusal to by HTC, Seller, or the Acquired Company to satisfy or perform any covenant, obligation, restriction or agreement applicable to HTC, Seller or the Acquired Company contained in this Agreement or in any certificate, schedule, document, or other writing delivered by HTC, Seller or the Acquired Company pursuant to this Agreement; or

(c) any Loss arising out of any act performed, transaction entered into, or state of facts suffered to exist by HTC, Seller or the Acquired Company prior to the Closing, including, without limitation, those matters disclosed on Schedule 3.7 and Schedule 3.16.

10.3 Indemnification, Payment, and Reimbursement by Buyer. Buyer shall defend, indemnify and hold harmless HTC, Seller and their respective representatives, shareholders, Affiliates, and successors (collectively, the “Seller Indemnified Persons”) from, and shall pay to the Seller Indemnified Persons the amount of, or reimburse the Seller Indemnified Persons, as applicable for, any Loss arising out of, or in connection with, whether directly or indirectly, any or all of the following:

(a) any misrepresentation or breach of any representation or warranty made by Buyer in (i) this Agreement or the Schedules, including any amendments or supplements thereto; and (ii) all certificates, documents, and other writings delivered by Buyer pursuant to this Agreement;

(b) any failure or refusal to by Buyer to satisfy or perform any covenant, obligation, restriction or agreement applicable to Buyer contained in this Agreement or in any certificate, schedule, document, or other writing delivered by Buyer pursuant to this Agreement; or

(c) any claim, litigation, or other action of any nature arising out of any act performed, transaction entered into, or state of facts suffered to exist by Buyer or the Acquired Company after the Closing.

10.4 Time Limitations.

(a) If the Closing occurs, HTC shall have liability under Section 10.2(a) with respect to any misrepresentation or breach of a representation or warranty (other than those in Sections 3.1, 3.2, 3.3, 3.4, 3.13, and 3.22 as to which a claim may be made at any time, and Sections 3.19(f), 3.26 and 3.27 as to which a claim may be made at any time before the expiration of the applicable statute of limitations (giving effect to any valid extensions) relating to the applicable issue (regarding Taxes, ERISA, or Environmental Law) plus 60 days), only if on or before the date that is two years after the Closing Date, Buyer notifies HTC of a claim in writing, specifying the factual basis of the claim in reasonable detail to the extent known by Buyer.

(b) If the Closing occurs, Buyer shall have liability under Section 10.3(a) with respect to any misrepresentation or breach of a representation or warranty (other than those in Sections 4.2, 4.3, 4.4, 4.7(a), 4.7(b) and 4.11, as to which a claim may be made at any time), only if on or before the date that is two years after the Closing Date, HTC notifies Buyer of a claim in writing, specifying the factual basis of the claim in reasonable detail to the extent known by HTC.

10.5 Certain Limitations on Amount.

(a) If the Closing occurs, HTC and Seller (and the Acquired Company, prior to the Closing) shall have no liability with respect to claims under Section 10.2(a) until the aggregate of all Losses suffered by all Buyer Indemnified Persons with respect to such claims exceeds $200,000 (the “Deductible”), whereupon the Buyer Indemnified Persons shall be entitled to indemnification for all Losses incurred by the Buyer Indemnified Persons on a cumulative basis. If the Closing occurs, the aggregate liability of HTC with respect to Losses for claims under Section 10.2(a) shall not exceed $5,000,000 (the “Cap”). However, this Section 10.5(a) will not apply to (i) any actual fraud on the part of HTC, Seller or the Acquired Company, or any representative thereof; or (ii) any misrepresentation or breach of any representation or warranty in Sections 3.1, 3.2, 3.3, 3.4, 3.13, 3.19(f), 3.22, 3.26 and 3.27.

(b) If the Closing occurs, Buyer shall have no liability with respect to claims under Section 10.3(a) until the aggregate of all Losses suffered by all Seller Indemnified Persons with respect to such claims exceeds the Deductible, whereupon the Seller Indemnified Persons shall be entitled to indemnification for all Losses incurred by the Seller Indemnified Persons on a cumulative basis. If the Closing occurs, the aggregate liability for Buyer with respect to Losses for claims under Section 10.3(a) shall not exceed the Cap. However, this Section 10.5(b) will not apply to (i) any actual fraud on the part of HTC, Seller or the Acquired Company, or any representative thereof; or (ii) any misrepresentation or breach of any representation or warranty in Sections 4.2, 4.3, 4.4, 4.7(a), 4.7(b) and 4.11.

10.6 Third-Party Claims.

(a) A Person benefited by Section 10.2 or 10.3 (an “Indemnified Person”) shall give prompt written notice of any Loss suffered by, affecting or otherwise directed at such Indemnified Person involving a Third Party Claim to HTC and Seller (and the Acquired Company if prior to the Closing) on the one hand, or Buyer on the other (an “Indemnifying Person”), as the case may be, but no failure or delay on the part of any Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Article X except to the extent that the failure or delay actually and materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(i) Except as provided in Section 10.6(b), the Indemnifying Person will have the right and obligation to assume the defense of the Third-Party Claim with counsel satisfactory to the Indemnified Person if: (A) it gives notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim no later than 30 days after the Indemnified Person gives notice of the assertion of the Third-Party Claim under Section 10.6(a); (B) it gives the Indemnified Person evidence reasonably acceptable to the Indemnified Person that the Indemnified Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Article X no later than 30 days after the Indemnified Person gives notice of the assertion of the Third-Party Claim under Section 10.6(a); (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Person; and (E) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently.

(ii) If the Indemnifying Person elects to assume the defense of a Third-Party Claim:

(1) it shall diligently and actively conduct the defense and, so long as it does so, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation;

(2) no compromise or settlement with respect to a Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld or delayed); and

(3) the Indemnifying Person shall have no liability with respect to any compromise or settlement with respect to a Third-Party Claim which is effected by the Indemnified Person without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(iii) So long as the Indemnifying Person is conducting the defense of the Third Party Claim in accordance with Section 10.6(a)(i) above, (A) the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed); and (C) the Indemnifying Person will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed).

(b) Notwithstanding the foregoing, in the event any condition in Section 10.6(a)(i) (subject to the limitations set forth in clause (A) of this Section 10.6(b)) is or becomes unsatisfied: (A) the Indemnified Person may defend against and, only in the event any condition in Section 10.6(a)(i)(B) or (E) is or becomes unsatisfied, consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Person in connection therewith); (B) the Indemnifying Person will reimburse the Indemnified Person promptly and periodically (at least monthly), upon receipt of invoices or other documentation reasonably acceptable to the Indemnifying Party, for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (C) the Indemnifying Person will remain responsible for any Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article X.

(c) With respect to any Third-Party Claim subject to this Article X:

(i) any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Action at all stages thereof where such Person is not represented by its own counsel; and

(ii) both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) Upon determination of the amount due, or after a final agreement is reached or a final judgment or order is rendered with respect any matter which is subject to indemnification under this Article X, the Indemnifying Person shall pay to the Indemnified Person or the Person entitled thereto, as applicable, the amount owing by the Indemnifying Person with respect to such matter within ten Business Days of receiving documentation of the amount due reasonably acceptable to the Indemnifying Party.

(e) To the extent that there is a conflict between this Section 10.6 and Section 11.4 with respect to Tax Claims, the provisions of Section 11.4 shall control.

10.7 Other Claims. A claim under this Article X for any matter not involving a Third-Party Claim may be made by notice to HTC or Buyer, as the case may be, and shall be indemnified, paid or reimbursed promptly after such notice.

10.8 Effect of Indemnification Payments. Any indemnity payment made hereunder shall be treated by Seller and Buyer as an adjustment to the Purchase Price.

ARTICLE XI TAX MATTERS

11.1 Allocation of Tax Liabilities.

(a) Without limiting any of the indemnification obligations of HTC and Seller under Article X hereof, HTC and Seller (and the Acquired Company prior to the Closing) shall jointly and severally defend, indemnify and hold harmless the Buyer Indemnified Persons from, and shall pay to the Buyer Indemnified Persons the amount of, or reimburse the Buyer Indemnified Persons for, any Loss arising out of, or in connection with, whether directly or indirectly, (i) Taxes imposed on the Acquired Company (or any Buyer Indemnified Person as successor or transferee of the Acquired Company) or with respect to the assets or business of the Acquired Company for any taxable period ending on or prior to the Closing Date and for the portion of any Straddle Period ending on the Closing Date (a “Pre-Closing Tax Period”), (ii) Conveyance Taxes arising out of or in connection with the transactions contemplated by this Agreement other than those which are the responsibility of Buyer pursuant to Section 11.3, and (iii) Taxes (A) of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Company is or was a member on or prior to the Closing Date or (B) of any Person imposed on the Acquired Company as a transferee or successor, by operation of law or pursuant to any tax sharing, tax indemnity, tax allocation or other similar agreement, which Taxes relate to either a liability existing or to an event or transaction occurring on or before the Closing Date.

(b) Without limiting any of the indemnification obligations of Buyer under Article X hereof, Buyer shall defend, indemnify and hold harmless the Seller Indemnified Persons from, and shall pay to Seller Indemnified Persons the amount of, or reimburse the Seller Indemnified Persons for, any Loss arising out of, or in connection with, whether directly or indirectly (i) Taxes imposed on the Acquired Company for any taxable period beginning after the Closing Date and for the portion of any Straddle Period beginning after the Closing Date, and (ii) Conveyance Taxes arising out of or in connection with the transactions contemplated by this Agreement other than those which are the responsibility of Seller pursuant to Section 11.3.

(c) In the case of Taxes that are payable with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), such Taxes shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin on the day following the Closing Date on the basis of an interim closing of the books, except that Taxes imposed on a periodic basis (such as real or personal property Taxes) shall be allocated on a daily basis.

(d) Effect of Indemnification Payments. Any indemnity payment made hereunder shall be treated by Seller and Buyer as an adjustment to the Purchase Price.

11.2 Filing of Tax Returns.

(a) The PWMG Holdings Affiliated Group shall include the income of the Acquired Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the consolidated federal income Tax Return of the PWMG Holdings Affiliated Group for all periods ending on or before the Closing Date and shall pay any federal income tax attributable to such income. For all taxable periods ending on or before the Closing Date, to the extent not already filed, the PWMG Holdings Affiliated Group shall cause the Acquired Company to join in the consolidated federal income Tax Return of the PWMG Holdings Affiliated Group and, in jurisdictions requiring separate reporting from the Acquired Company, to file state and local income Tax Returns. All such Tax Returns shall be prepared (or cause to be prepared) and filed (or caused to be filed) by the PWMG Holdings Affiliated Group in a manner consistent with the past practice. At least 30 days prior to the filing of any such separate-company Tax Return, HTC or Seller shall provide Buyer with a copy of such Tax Return for Buyer’s review and comment and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.

(b) Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of each of the Acquired Company for all taxable periods other than those for which the PWMG Holdings Affiliated Group, HTC or Seller is responsible pursuant to Section 11.2(a) of this Agreement, provided however, that with respect to any such Tax Returns for a Straddle Period, Buyer shall prepare such Tax Returns in a manner consistent with past practice of the Acquired Company. At least 30 days prior to the filing of any such Tax Return with respect to a Straddle Period, Buyer shall provide HTC or Seller with a copy of such Tax Return for HTC’s or Seller’s review and comment, accompanied by a statement calculating in reasonable detail any obligations of HTC, Seller and/or the Acquired Company with respect to Taxes for any Pre-Closing Tax Period, if any, pursuant to Section 7.01(a). Buyer shall make such revisions to such Tax Returns as are reasonably requested by HTC or Seller.

11.3 Conveyance Taxes. All Conveyance Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by HTC and Seller. The party that is legally required to file Tax Returns with respect to all such Conveyance Taxes shall, at its own expense, file all such necessary Tax Returns with respect to all such Conveyance Taxes.

11.4 Procedures Relating to Tax Claims.

(a) If Buyer or the Acquired Company receives notice of a pending audit of the Acquired Company, or if an assessment or written claim for Taxes shall be made by any Governmental Authority, which audit, assessment or claim, if successful, might result in a payment to Buyer pursuant to Section 11.1(a) or Section 10.2 for breach of any representation or warranty under Section 3.26 (a “Tax Claim”), Buyer or the Acquired Company shall forward a copy of such Tax Claim to HTC or Seller within 30 days of receipt of such Tax Claim. If Buyer or the Acquired Company fails to forward a copy of such Tax Claim within such period, HTC and Seller shall not be liable to the Buyer Indemnified Persons to the extent HTC’s or Seller’s position with respect to such Tax Claim is prejudiced as a result of such failure.

(b) Except as set forth in Section 11.4(d), HTC or Seller or their designees may, except as otherwise provided below, elect in their sole discretion by written notice to Buyer to control all proceedings in connection with such Tax Claim (including selection of counsel), and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto and may, either pay the Tax Claim and sue for a refund where applicable Law permits such refund suits or contest such Tax Claim in any permissible manner, provided that HTC and Seller shall keep Buyer advised of the progress of such Tax Claim and HTC and Seller shall provide Buyer with copies of written correspondence received from any Governmental Authority with respect to such Tax Claim.

(c) In no case shall Buyer or the Acquired Company settle or otherwise compromise any Tax Claim without the prior written consent of HTC or Seller, such consent not to be unreasonably withheld. Buyer and the Acquired Company shall reasonably cooperate with HTC and Seller or their designees in contesting such Tax Claim.

(d) Notwithstanding the foregoing provisions of Section 11.4(b), if a Tax Claim (or the resolution thereof) could have a material effect on the Taxes of any of the Buyer Indemnified Persons for any periods after the Closing Date (and with respect to which HTC or Seller have elected to control all proceedings in connection with such Tax Claim in accordance with Section 11.4(b)), then notwithstanding any such election by HTC and/or Seller to control such proceeding, the party which would bear the burden of the greater portion of the Tax liability shall control such Tax Claim; provided, however, that (i) the controlling party shall keep the non-controlling party fully advised of the progress of such Tax

Claim, (ii) the non-controlling party may participate in the proceedings relating to such Tax Claim, and, (iii) the controlling party shall not (x) pursue or forego any administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto, (y) pay the Tax Claim and pursue a refund where applicable Law permits such refund suits or contest such Tax Claim, or (z) settle or otherwise compromise such Tax Claim, in each case, without the non-controlling party’s written consent, such consent not to be unreasonably withheld.

11.5 Cooperation, Exchange of Information and Record Retention. Each of the parties recognizes that the other party and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information regarding Tax matters of the Acquired Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, from and after the Closing Date, HTC and Seller and Buyer shall, and shall cause their Affiliates (including, in the case of Buyer, the Acquired Company) to (i) retain and maintain all records, including all Tax Returns, schedules and work papers, books, records and other documents in its or their possession relating to Tax matters of the Acquired Company for each Pre-Closing Tax Period and for any Straddle Period until expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (giving effect to any valid extensions requested by the other party and made known to the party requesting such documentation) plus six (6) months, (ii) allow the other party or parties (as appropriate) and its or their agents and representatives (and agents or representatives of any Affiliates), upon reasonable notice and at mutually convenient times, to inspect, review and make copies of such records (at the expense of the party or parties requesting the records) as such party or parties may deem reasonably necessary or appropriate from time to time, (iii) execute any document (including any power of attorney) that may be necessary or reasonably helpful in connection with any Tax Claim or the filing of a Tax Return or refund with respect to the Acquired Company and (iv) use commercially reasonable efforts to obtain Tax Returns, schedules and work papers, books, records and other documents and provide additional facts, insights or views as reasonably requested by the other party or parties, in each case, that may be necessary or helpful in connection with any Tax Returns or Tax Claims of the Acquired Company. Buyer shall cause the Acquired Company to provide HTC or Seller with written notice 90 days prior to transferring, destroying or discarding the last copy of any records, books, work papers, reports, correspondence and other similar materials, and HTC or Seller shall have the right, at their expense, to copy or take any such materials. Any information obtained under this Section 11.5 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

11.6 Section 338(h)(10) Elections. At Buyer’s option, the Selling Consolidated Group and Buyer shall join in making (or causing to be made) a joint election with respect to the purchase of the Shares of the Acquired Company hereunder pursuant to Section 338(h)(10) of the Code (“Section 338(h)(10) Election”). The terms, conditions and procedures relating to the section 338(h)(10) Election are set forth in Exhibit 11.6.

11.7 Tax Attributes. In the event Buyer does not elect to make a 338(h)(10) Election, Seller or an Affiliate of Seller shall promptly provide Buyer with the following information regarding the Acquired Company as of the Closing Date: (i) the basis of the

Acquired Company in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Acquired Company.

11.8 Survival of Tax Provisions. Any claim to be made pursuant to this Article XI must be made before the expiration of the applicable statute of limitations (giving effect to any valid extensions) relating to the Taxes at issue plus 60 days.

ARTICLE XII MISCELLANEOUS AND GENERAL

12.1 Non-Recourse. No past or present director, incorporator, officer, employee, authorized person, agent, attorney, or other representative of any party to this Agreement shall have any personal liability for any representations, warranties, covenants, or obligations made by such party under this Agreement, the Schedules, and supplements to the Schedules, and any certificate, document, or other writing delivered pursuant to this Agreement, and any amendments thereto.

12.2 Projections. In connection with Buyer’s investigation of HTC, the Acquired Company and the PWMG Business, Buyer may have received, or may receive, from HTC and/or its representatives certain estimates, projections and other forecasts for the PWMG Business, and certain business plan and budget information. In connection with HTC’s investigation of Buyer and its business, HTC may have received, or may receive, from Buyer and/or its representatives certain estimates, projections and other forecasts for Buyer’s business. Each party acknowledges that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets; (b) such party is familiar with such uncertainties; (c) such party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, and budgets so furnished to it; and (d) neither Buyer nor HTC will assert any claim against, or attempt to hold liable, the other party, the Acquired Company, or any of their respective managers, officers, employees, Affiliates, or representatives with respect thereto.

12.3 Reliance by Buyer. Notwithstanding Buyer’s right to investigate HTC, the Acquired Company, the PWMG Business, the Transferred Assets and financial conditions thereof, and with the exception of any inaccuracy or breach of any representation or warranty made by HTC on behalf of itself, Seller or the Acquired Company which inaccuracy or breach was waived in writing by Buyer prior to the Closing, Buyer has the unqualified right to rely, and has relied, upon the representations and warranties of HTC, with respect to itself, Seller and the Acquired Company, set forth herein.

12.4 Exhibits and Schedules. The Exhibits and Schedules to this Agreement constitute an integral part of this Agreement and are hereby incorporated and made a part hereof as if set forth in full herein. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that such breach of violation exists or has occurred. The Schedules may include items and information that are not “material” relative to the PWMG Business, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule, but only to the extent that the relevance of such disclosure to such other Schedule is reasonably apparent. Any capitalized term used in any Exhibit or Schedule to this Agreement and not otherwise defined therein shall have the meaning given to such term in this Agreement. Any headings set forth in the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of any of the disclosures set forth in the Schedules. All references to Schedules in this Section 12.4 shall be to the Schedules as the same may be modified or supplemented hereunder.

12.5 Further Assurances. The parties will (a) execute and deliver to each other such other documents, and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, the transactions contemplated hereby, and the documents to be delivered pursuant to this Agreement.

12.6 Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Schedules, the exhibits, and the other documents to be delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties to the subject matter of this Agreement. Any headings set forth in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of any of the language set forth herein.

12.7 Modification. This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by HTC and Buyer.

12.8 Assignments and Successors. Buyer hereby consents to: (a) the assignment of this Agreement by HTC to Seller before the Closing; and (b) the assignment of this Agreement by Seller to HTC or one of its Affiliates after or in connection with the Closing. HTC hereby consents to the assignment of this Agreement by HTC to one of its Affiliates before the Closing. No party may otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party. Any purported assignment of rights or delegation of obligations in violation of this Section 12.8 will be void. Subject to the foregoing, this Agreement will apply to, and be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. The foregoing permitted assignments shall not relieve HTC or Buyer of any of its respective obligations under this Agreement including, without limitation, its obligations under Articles V, VI, VII and X.

12.9 No Third-Party Rights. Other than the Indemnified Persons (including Seller and the Acquired Company) and the parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to this Agreement.

12.10 Remedies Cumulative. The rights and remedies of the parties are cumulative and not alternative.

12.11 Governing Law. All matters relating to or arising out of this Agreement or any transaction contemplated hereby, and the rights of the parties (whether sounding in contract, tort or otherwise) will be governed by and construed and interpreted under the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles that would require the application of any other law.

12.12 Jurisdiction; Service of Process. Any Action arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the state or federal courts sitting in Montgomery County, Pennsylvania, and each of the parties irrevocably submits to the exclusive jurisdiction of those courts in any such Action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. Each party acknowledges and agrees that this Section 12.12 constitutes a voluntary and bargained-for agreement between the parties. Process in any Action referred to in the first sentence of this Section 12.12 or Section 10.6(c) may be served on any party anywhere in the world, including by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.16. Nothing in this Section 12.12 will affect the right of any party to serve legal process in any other manner permitted by law or at equity.

12.13 Waiver of Jury Trial. EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRAIL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

12.14 No Waiver. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable legal requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in party, unless made in a writing signed by such party; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice or demand on a parity will (i) waive or otherwise affect any obligation of that party, or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

12.15 Notices. All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized, overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other party):

If to Buyer or the Acquired Company (after the Closing):

Bryn Mawr Bank Corporation

Wealth Management Division

10 South Bryn Mawr Avenue

Bryn Mawr, PA 19010

Attention: Francis Leto

Facsimile No.: (610) 581-4730

E-mail: fleto@bmtc.com

with a copy to:

Bryn Mawr Trust Company

10 South Bryn Mawr Avenue

Bryn Mawr, PA 19010

Attention: Geoffrey Halberstadt

Facsimile No.: (610) 581-4873

E-mail: ghalberstadt@bmtc.com

with a copy to:

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Attention: David H. Joseph

Facsimile No.: (215) 564-8120

E-mail: djoseph@stradley.com

If to HTC or the Acquired Company (prior to the Closing):

Hershey Trust Company

100 East Mansion Road

Hershey, PA 17033

Attention: President

With a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103

Attention: William H. Clark, Jr.

Facsimile No.: (215) 988-2757

E-mail: William.Clark@dbr.com

12.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.17 Counterparts and Electronic Signatures.

(a) This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

(b) A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been delivered electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Signatures on Following Page]

IN WITNESS WHEREOF, Buyer and HTC have caused this Agreement to be executed as of the day and year first above written.

BUYER:

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name: Francis J. Leto Title: Executive Vice President

HTC:

HERSHEY TRUST COMPANY

By:	/s/ David P. Lavery
Name: David P. Lavery Title: Interim CEO

EXHIBIT 11.6

338(h)(10) ELECTION

At Buyer’s option, the Selling Consolidated Group will join with Buyer in making a Section 338(h)(10) Election and shall cooperate with Buyer in filing such election in accordance with the applicable Treasury Regulations. The Selling Consolidated Group will include any income, gain, loss, deduction, or other pass-through Tax item resulting from the deemed sale and purchase of the Acquired Company’s assets resulting from the making of the Section 338(h)(10) Election on its Tax Returns to the extent provided by applicable Law.

(a)	Section 338(h)(10) Forms.

(i)	Preparation of Forms. Buyer shall be responsible for the preparation of all forms and schedules required to be filed in connection with any Section 338(h)(10) Election, including IRS Forms 8023 and 8883, and all attachments required to be filed therewith (the “Section 338 Forms”). Seller shall cooperate with Buyer in the preparation of the Section 338 Forms. Buyer shall be responsible for the timely filing of the Section 338 Forms with the proper Taxing Authority.

(ii)	Filing of Election. At least ten (10) business days prior to the Closing Date, Buyer shall furnish Seller with four copies of Form 8023 prepared by Buyer. On or prior to the Closing Date, Seller shall deliver to Buyer four copies of Form 8023 executed by the an authorized representative of the Selling Consolidated Group. Upon Buyer’s filing of the Form 8023 with any Taxing Authority, it shall deliver one copy of the Form 8023 so filed to Seller.

(iii)	Additional Section 338 Forms. Buyer shall prepare any corrections, amendments or supplements to the Section 338 Forms as executed by Buyer and Seller pursuant to Section (c) of this Exhibit 11.6 and any state or local reports or forms that are necessary or appropriate for purposes of complying with the requirements for making the Section 338(h)(10) Elections (the “Additional Section 338 Forms”). All Additional Section 338 Forms shall be prepared by Buyer in a manner consistent with the provisions of this Exhibit 11.6 applicable thereto. Seller shall reasonably cooperate with Buyer in preparing each Additional Section 338 Form. Buyer shall furnish Seller with four copies of such Additional Section 338 Forms executed by the proper party on behalf of Buyer for Seller’s review and approval and Seller shall deliver to Buyer three copies of such Additional Section 338 Forms executed by Seller. Upon Buyer’s filing of any Additional Section 338 Forms with any Taxing Authority, it shall deliver one copy of each Additional Section 338 Forms as filed to Seller.

(b)

Allocation. On or before the date that is ninety (90) days after the Closing Date, Buyer shall provide to Seller the allocation proposed by Buyer of the aggregate deemed sale price (“ADSP”) and the adjusted grossed-up basis (“AGUB”) for the deemed sale and purchase of assets resulting from the making of the Section 338(h)(10) Election as to the

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Acquired Company. Seller and Buyer shall cooperate in determining a final allocation of such purchase price for the “deemed” sale of assets resulting from the making of the Section 338(h)(10) Election (the “Final Allocation”). In this regard, the parties agree that the ADSP shall be allocated, in the manner prescribed by Section 338 of the Code and the Treasury Regulations promulgated thereunder, among the assets of the Acquired Company at their fair market value as mutually agreed to by Buyer and Seller. Buyer shall complete its Form 8883 in accordance with the Final Allocation and provide Seller with a copy of the actual Form 8883 as filed by Buyer. Buyer and Seller shall not file any Section 338 Forms that include or otherwise reflect an allocation of ADSP or AGUB other than in accordance with the Final Allocation determined under the terms of this Section (b).

(c)	Modification; Revocation. Seller and Buyer agree that neither of them shall take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election following the filing of the Section 338 Forms, without the written consent of Seller and Buyer, unless required to by any Taxing Authority. Seller agrees that if any Taxing Authority claims that Seller is required to modify or revoke any Section 338 Forms, Seller will notify Buyer of such claim and, if Buyer so requests, will reasonably cooperate with Buyer in defending against such claim (which defense shall include seeking judicial review if Buyer so requests). Buyer agrees that if Buyer requests defense of such a claim, Buyer will assume and pay all reasonable legal, accounting and other fees and expenses incurred in connection therewith through all administrative and judicial levels of appeal.

(d)	Consistent Treatment. Buyer and Seller shall:

(i)	file all Tax Returns in a manner consistent with the information contained in the Section 338 Forms as filed and the Final Allocation; and

(ii)	refrain from taking any position for Tax purposes (including, without limitation, by agreeing to or accepting any proposed audit adjustment or assessment) that is inconsistent with such information without the express written consent of the other, which shall not be unreasonably withheld.

(e)	The failure by Seller or Buyer to satisfy the timing requirements provided in this Exhibit 11.6, shall not affect the obligations of the parties under Section 11.6 and this Exhibit 11.6 to join in the making of the Section 338(h)(10) Election.

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EXHIBIT A

Assumptions
Closing Payment	14,650
Base Assets ($MM)	1,200
Contingent Consideration Before Adjustment(s)	3,600
Target Amount	1,200

	Assets ($MM)	Asset Ratio	Payment Factor			Interim Payment
			%		Calculation Detail	($000)		Calculation Detail	Total Consideration Paid
SCENARIO A									SCENARIO A
Measurement Date 1	1,080	90.00%	NA	=	NA	1,200	=	Target Amount	Closing Payment	14,650
Measurement Date 2	960	80.00%	50.00%	=	( 90% - 80.00% ) / 20%	800	=	$1.2MM x ( 1 - ( 50.00% x 66.67% ) )	Contingent Consideration After Adjustment(s)	2,000

Measurement Date 3	840	70.00%	NA	=	NA	-	=	No Payment	Total Consideration	16,650

						2,000

SCENARIO B									SCENARIO B
Measurement Date 1	960	80.00%	50.00%	=	( 90% - 80.00% ) / 20%	600	=	$1.2MM x ( 1 - 50.00% )	Closing Payment	14,650
Measurement Date 2	1,020	85.00%	25.00%	=	( 90% - 85.00% ) / 20%	1,000	=	$1.2MM x ( 1 - ( 25.00% x 66.67% ) )	Contingent Consideration After Adjustment(s)	2,800

Measurement Date 3	1,200	100.00%	NA	=	NA	1,200	=	Target Amount	Total Consideration	17,450

						2,800

SCENARIO C									SCENARIO C
Measurement Date 1	1,100	91.67%	NA	=	NA	1,200	=	Target Amount	Closing Payment	14,650
Measurement Date 2	850	70.83%	95.83%	=	( 90% - 70.83% ) / 20%	433	=	$1.2MM x ( 1 - ( 95.83% x 66.67% ) )	Contingent Consideration After Adjustment(s)	1,633

Measurement Date 3	500	41.67%	NA	=	NA	-	=	No Payment	Total Consideration	16,283

						1,633

SCENARIO D									SCENARIO D
Measurement Date 1	1,020	85.00%	25.00%	=	( 90% - 85.00% ) / 20%	900	=	$1.2MM x ( 1 - 25.00% )	Closing Payment	14,650
Measurement Date 2	1,020	85.00%	25.00%	=	( 90% - 85.00% ) / 20%	1,000	=	$1.2MM x ( 1 - ( 25.00% x 66.67% ) )	Contingent Consideration After Adjustment(s)	3,000

Measurement Date 3	1,020	85.00%	25.00%	=	( 90% - 85.00% ) / 20%	1,100	=	$1.2MM x ( 1 - ( 25.00% x 33.33% ) )	Total Consideration	17,650

						3,000